                                                                    EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              MOLDFLOW CORPORATION
                                   ("Parent")

                              MF MERGER SUB I, INC.
                                  ("MergerSub")

                            AMERICAN MSI CORPORATION
                                 (the "Company")

                  THE TIMOTHY AND DEBORAH TRIPLETT FAMILY TRUST
                               (the "Stockholder")

                               TIMOTHY L. TRIPLETT
                                  ("Triplett")

                                       AND

                               DEBORAH A. TRIPLETT
                                ("Mrs. Triplett")

                          DATED AS OF JANUARY 23, 2004

                          AGREEMENT AND PLAN OF MERGER

                                      INDEX

                                                                                                                   PAGE
                                                                                                                   ----
SECTION 1.      PLAN OF MERGER...............................................................................       2
    1.1      The Merger......................................................................................       2
    1.2      Exchange Procedures.............................................................................       4
    1.3      Fractional Shares...............................................................................       4
    1.4      Escrow Account; Escrow Agreement................................................................       5
    1.5      Tax Treatment of Merger.........................................................................       5
    1.6      Post-Closing Adjustments........................................................................       5

SECTION 2.      CLOSING......................................................................................       6
    2.1      Closing.........................................................................................       6
    2.2      Further Assurances..............................................................................       6

SECTION 3.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES WITH RESPECT TO THE COMPANY............       7
    3.1      Making of Representations and Warranties........................................................       7
    3.2      Organization and Qualification of the Company...................................................       7
    3.3      Capitalization; Beneficial Ownership............................................................       7
    3.4      Subsidiaries....................................................................................       8
    3.5      Authority of the Company........................................................................       8
    3.6      Real and Personal Property......................................................................       9
    3.7      Financial Statements............................................................................      10
    3.8      Taxes...........................................................................................      11
    3.9      Accounts Receivable; Accounts Payable; Inventories..............................................      13
    3.10     Absence of Certain Changes......................................................................      14
    3.11     [Intentionally Omitted].........................................................................      16
    3.12     Banking Relations...............................................................................      16
    3.13     Intellectual Property...........................................................................      16
    3.14     Contracts.......................................................................................      18
    3.15     Litigation......................................................................................      19
    3.16     Compliance with Laws; Permits; Burdensome Agreements............................................      20
    3.17     Insurance.......................................................................................      20
    3.18     Powers of Attorney..............................................................................      20
    3.19     Finder's Fee....................................................................................      20
    3.20     Corporate Records; Copies of Documents..........................................................      21
    3.21     Transactions with Interested Persons............................................................      21
    3.22     Employee Benefit Programs.......................................................................      21
    3.23     Directors, Officers and Employees; Labor Matters................................................      23
    3.24     Non-Foreign Status..............................................................................      24
    3.25     Transfer of Shares..............................................................................      24

                                      (i)

    3.26     Tax Treatment..................................................................................       24
    3.27     Environmental Matters..........................................................................       24
    3.28     Customers, Distributors and Partners...........................................................       25
    3.29     Suppliers......................................................................................       25
    3.30     Warranty and Related Matters...................................................................       26
    3.31     Backlog........................................................................................       26
    3.32     Disclosure.....................................................................................       26

SECTION 4.      REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER, TRIPLETT AND MRS. TRIPLETT...............       26
    4.1      Company Shares.................................................................................       26
    4.2      Authority......................................................................................       27
    4.3      Finder's Fee...................................................................................       27
    4.4      Agreements.....................................................................................       27
    4.5      Investment Representation......................................................................       28
    4.6      Tax Treatment..................................................................................       28
    4.7      Organization of Trust..........................................................................       28

SECTION 5.      COVENANTS OF THE COMPANY PARTIES............................................................       29
    5.1      Making of Covenants and Agreements.............................................................       29
    5.2      Confidential Information; Non-Solicitation; Unfair Competition.................................       29

SECTION 6.      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB......................................       31
    6.1      Making of Representations and Warranties.......................................................       31
    6.2      Organization of Parent and MergerSub...........................................................       31
    6.3      Authority of Parent and MergerSub..............................................................       31
    6.4      Litigation.....................................................................................       32
    6.5      Finder's Fee...................................................................................       32
    6.6      SEC Reports; Parent Financial Statements.......................................................       33
    6.7      Shares.........................................................................................       33
    6.8      No Material Adverse Change.....................................................................       33
    6.9      Capitalization.................................................................................       33
    6.10     Tax Treatment..................................................................................       34
    6.11     No Prior Activities............................................................................       34

SECTION 7.      COVENANTS OF PARENT AND MERGERSUB...........................................................       34
    7.1      Making of Covenants and Agreement..............................................................       34
    7.2      Benefit Arrangements...........................................................................       34
    7.3      Registration...................................................................................       34
    7.4      Nasdaq Listing Application.....................................................................       38

SECTION 8.      CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.................................................       38
    8.1      Litigation; No Opposition......................................................................       38
    8.2      Approvals......................................................................................       38
    8.3      Escrow Agreement...............................................................................       39
    8.4      Payoff Letter..................................................................................       39

                                      (ii)

    8.5      Employment Agreement...........................................................................       39

SECTION 9.      CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGERSUB.......................................       39
    9.1      Representations and Warranties.................................................................       39
    9.2      [Intentionally Omitted]........................................................................       39
    9.3      Delivery.......................................................................................       39
    9.4      Release........................................................................................       40

SECTION 10.     CONDITIONS TO OBLIGATIONS OF THE COMPANY PARTIES............................................       40
    10.1     Representations and Warranties.................................................................       40
    10.2     Delivery.......................................................................................       40

SECTION 11.     RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING................................................       42
    11.1     Survival of Representations, Warranties and Covenants..........................................       42
    11.2     Regulatory Filings.............................................................................       42

SECTION 12.     INDEMNIFICATION.............................................................................       42
    12.1     Indemnification by the Stockholder, Triplett and Mrs. Triplett.................................       42
    12.2     Limitations on Indemnification by the Stockholder, Triplett and Mrs. Triplett..................       43
    12.3     Indemnification by Parent......................................................................       43
    12.4     Limitation on Indemnification by Parent........................................................       44
    12.5     Notice; Defense of Claims......................................................................       44
    12.6     Escrow Amount..................................................................................       45
    12.7     Insurance......................................................................................       45

SECTION 13.     DEFINITIONS.................................................................................       45
    13.1     Definitions....................................................................................       45

SECTION 14.     MISCELLANEOUS...............................................................................       50
    14.1     Fees and Expenses..............................................................................       50
    14.2     Dispute Resolution.............................................................................       50
    14.3     Waivers........................................................................................       51
    14.4     Governing Law..................................................................................       52
    14.5     Notices........................................................................................       52
    14.6     Entire Agreement...............................................................................       53
    14.7     Assignability; Binding Effect..................................................................       53
    14.8     Captions and Gender............................................................................       53
    14.9     Execution in Counterparts......................................................................       53
    14.10    Amendments.....................................................................................       53
    14.11    Publicity and Disclosures......................................................................       53
    14.12    Consent to Jurisdiction........................................................................       54

                                      (iii)

EXHIBITS
--------
Exhibit 1.4          --    Form of Escrow Agreement
Exhibit 8.5          --    Form of Employment Agreement with Timothy Triplett
Exhibit 9.3(f)       --    Form of Opinion of Stradling Yocca Carlson & Rauth
Exhibit 9.3(g)       --    Transferor's Certificate of Non-Foreign Status
Exhibit 9.4          --    Form of Release
Exhibit 10.2(k)      --    Form of Opinion of Goodwin Procter  LLP

SCHEDULES
---------
Schedule 3.3(a)        --  Repurchases
Schedule 3.3(b)        --  Company Capitalization; Voting Agreements
Schedule 3.4           --  Subsidiaries
Schedule 3.5           --  Approvals; Waivers
Schedule 3.6(a)        --  Real Property
Schedule 3.6(b)        --  Personal Property
Schedule 3.7           --  Financial Statements
Schedule 3.8           --  Taxes
Schedule 3.9           --  Accounts Receivable; Accounts Payable; Inventory
Schedule 3.10          --  Adverse Changes
Schedule 3.12          --  Banking Relations
Schedule 3.13          --  Intellectual Property
Schedule 3.14          --  Contracts; Commitments
Schedule 3.15          --  Litigation
Schedule 3.16          --  Permits
Schedule 3.17          --  Insurance
Schedule 3.21          --  Transactions with Interested Persons
Schedule 3.22          --  Employee Benefits
Schedule 3.23(a)       --  Directors and Officers; Certain Employees
Schedule 3.23(b)       --  Employment Agreements
Schedule 3.25          --  Share Transfers
Schedule 3.28          --  Customers, Distributors and Partners
Schedule 3.29          --  Suppliers
Schedule 3.30          --  Warranties
Schedule 3.31          --  Backlog
Schedule 4.1           --  Share Restrictions
Schedule 6.3           --  Parent and MergerSub Approvals

                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of January 23, 2004, by and among Moldflow Corporation, a Delaware corporation ("Parent"), MF Merger Sub I, Inc., a California corporation ("MergerSub"), American MSI Corporation, a California corporation (the "Company"), Timothy L. Triplett and Deborah A. Triplett as co-trustees of The Timothy and Deborah Triplett Family Trust under Declaration of Trust and Trust Agreement dated February 28, 1994, as amended from time to time, the sole stockholder of the Company (the "Stockholder"), Timothy L. Triplett in his individual capacity ("Triplett") and Deborah A. Triplett in her individual capacity ("Mrs. Triplett"). The Company, the Stockholder and Triplett shall collectively be known as the "Company Parties," and each, individually, as a "Company Party." All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 13.1 hereof.

                               W I T N E S S E T H

         WHEREAS, the Stockholder owns of record and beneficially all of the issued and outstanding capital stock of the Company, consisting of seventy (70) shares of the Company's Common Stock, no par value (the "Company Common Stock");

         WHEREAS, Parent and the Company desire to effect a combination of their respective businesses through a merger of MergerSub, a subsidiary of Parent, with and into the Company, in accordance with applicable laws;

         WHEREAS, the Boards of Directors of Parent, MergerSub and the Company each have determined that it is in the best interests of their respective stockholders for MergerSub to merge with and into the Company upon the terms in and subject to the conditions of this Agreement (the "Merger");

         WHEREAS, following the Merger and subject to Section 1.5 of this Agreement, Parent will merge (the "Second Merger") the Company, as the surviving corporation of the Merger, with and into a Delaware limited liability company that is a wholly-owned subsidiary of Parent ("MergerSub2"), with MergerSub2 to be the surviving entity of the Second Merger;

         WHEREAS, the Merger and the Second Merger are intended to be a part of an integrated plan and together are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code; and

         WHEREAS, in order to induce Parent and MergerSub to enter into this Agreement, and in order to receive the benefits that will accrue to them upon consummation of the Merger, the Company Parties and Mrs. Triplett have agreed to make certain representations, warranties and covenants as set forth herein.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto agree as follows:

SECTION 1 PLAN OF MERGER.

         1.1      The Merger.

                  (a) The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.1(c) hereof), in accordance with this Agreement and the California General Corporation Law (the "California Law"), MergerSub shall merge with and into the Company, the separate existence of MergerSub shall cease and the Company shall continue, as the surviving corporation under the corporate name "American MSI Corporation." The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein (together with MergerSub2, as provided in Section 1.5 below) as the "Surviving Corporation."

                  (b) Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1107 of the California Law and all other applicable laws.

                  (c) Consummation of the Merger. On the Closing Date (as defined in Section 2.1 hereof), the parties hereto shall cause an Agreement of Merger to be filed with the Secretary of State of California, in such form as required by, and executed in accordance with, Section 1103 of the California Law. The Merger shall be effective as of the date and time of filing of the Agreement of Merger (the "Effective Time").

                  (d) Articles of Incorporation. At the Effective Time and without any further action on the part of the Company or MergerSub, the Company's Articles of Incorporation, as amended to date, shall be amended to read in their entirety as the Articles of Incorporation of MergerSub reads as in effect immediately prior to the Effective Time, and shall be and become the Articles of Incorporation of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the California Law; provided that such Articles of Incorporation shall reflect as of the Effective Time "American MSI Corporation" as the name of the Surviving Corporation.

                  (e) By-Laws. The By-Laws of MergerSub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the California Law.

                  (f) Directors and Officers. The directors and officers of MergerSub holding office immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                  (g) Merger Consideration. The manner of converting or canceling shares of the Company in the Merger shall be as follows:

                  (i) Company Common Stock. The aggregate consideration to be paid by Parent and MergerSub in the Merger shall be $10,219,611.59 (the "Merger Consideration"). The Merger Consideration shall be payable in cash and in shares of Parent Common Stock (as defined below), as set forth in this Section 1.1(g). At the Effective Time, each share of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with Section 1.1(g)(iii)) that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive (A) an amount in cash equal to the Per Share Cash Merger Consideration (as defined in Section 1.1(g)(iv)) and (B) a number of shares of Common Stock of Parent, par value $.01 per share ("Parent Common Stock"), equal to the Per Share Stock Merger Consideration (as defined in
         Section 1.1(g)(iv)), subject in each case to the provisions of Section
         1.3 regarding the elimination of fractional shares, and subject to
         Section 1.1(g)(v) hereof.

                  (ii) Conversion of MergerSub Capital Stock. Each share of common stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

                  (iii) Shares held by the Company. At the Effective Time, each share of Company Common Stock held by the Company as treasury stock or held by any subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, MergerSub, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

                  (iv) Definitions. For purposes of this Section 1.1(g) and this Agreement generally the following definitions apply:

         "CASH MERGER VALUE" shall be equal to $6,131,766.95, which represents the product obtained by multiplying (a) the Merger Consideration and (b) sixty percent (60%).

         "PARENT AVERAGE PRICE PER SHARE" shall be equal to $11.7033333, which represents the average closing price per share of Parent Common Stock on the Nasdaq National Market over the fifteen (15) trading days ending on the second trading day prior to, but not including, the date of this Agreement.

         "PARENT MERGER STOCK VALUE" shall be equal to 349,288 shares, which represents the quotient obtained by dividing (a) the Merger Consideration minus the Cash Merger Value by (b) the Parent Average Price Per Share.

         "PER SHARE CASH MERGER CONSIDERATION" shall be equal to $87,596.6707142 which represents (a) the Cash Merger Value divided by (b) the number of outstanding fully-diluted shares of Company Common Stock as of the Closing Date (which shall represent all outstanding equity and rights to receive equity in the Company, shall exclude shares of Company Common Stock to be cancelled in accordance with Section 1.1(g)(iii), and shall include, without limitation, the shares of Company Common Stock outstanding on the date hereof), which amount shall be rounded up to the nearest one hundred thousandth of a dollar (seven (7) decimal places).

         "PER SHARE STOCK MERGER CONSIDERATION" shall be equal to 4,989.8428571 shares which represents the number of shares of Parent Common Stock issuable with respect to each share of Company Common Stock, determined by dividing (a) the Parent Merger Stock Value by (b) the number of outstanding fully-diluted shares of Company Common Stock as of the Closing Date (which shall represent all outstanding equity and rights to receive equity in the Company, shall exclude shares of Company Common Stock to be cancelled in accordance with Section 1.1(g)(iii), and shall include, without limitation, the shares of Company Common Stock outstanding on the date hereof), which number of shares shall be rounded up to the nearest one hundred thousandth of a share (seven (7) decimal places).

         1.2      Exchange Procedures.

                  (a) At or as soon as practicable after the Effective Time, Parent shall make available, and the Stockholder will be entitled to receive, upon surrender to Parent of one or more certificates ("Company Certificates") representing shares of Company Common Stock for cancellation duly endorsed, together with such other documents as may be reasonably required by Parent, cash and certificates ("Parent Certificates") representing the number of shares of Parent Common Stock ("Parent Common Shares") that such Stockholder is entitled to receive pursuant to Section 1.1(g) hereof; provided, however, that the Escrow Amount (as defined in Section 1.4 hereof) shall be held in escrow in accordance with Section 1.4 of this Agreement. The Merger Consideration that the Stockholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Stockholder, it shall be a condition to such exchange that the Stockholder shall pay to Parent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the Stockholder, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. In the event that any Company Certificate shall have been lost, stolen or destroyed, Parent shall pay, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to Parent, the proper Merger Consideration as may be required pursuant to this Section 1.2; provided, however, that Parent may, in its discretion, require the delivery of a suitable bond and/or indemnity.

                  (b) After the Effective Time, there shall be no transfers of any Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Company Certificates are presented to Parent, they shall be canceled and exchanged in accordance with Sections 1.1(g) and 1.2 hereof.

         1.3 Fractional Shares. No fractional Parent Common Shares shall be issued in connection with the Merger, but in lieu thereof, the holder of any Company Shares who would otherwise be entitled to receive a fraction of a Parent Common Share (after aggregating all Parent Common Shares being issued to such holder in the Merger at such time) shall receive from Parent promptly after the Effective Time, an amount of cash equal to such fraction multiplied by the Parent Average Price Per Share.

         1.4 Escrow Account; Escrow Agreement. Notwithstanding anything in this Agreement to the contrary, at Closing, Parent (a) will withhold from the Merger Consideration an amount of cash equal to One Million Five Hundred Thirty Thousand Dollars ($1,530,000) (the "Escrow Amount"), and (b) will deliver the Escrow Amount to Mellon Trust of New England, N.A. or a similar institution, as escrow agent (the "Escrow Agent"), to be held in escrow by the Escrow Agent in an interest-bearing account (the "Escrow Account") as security for (i) the indemnification obligations of the Stockholder and Triplett under Section 12 hereof and (ii) the post-Closing adjustments set forth in Section 1.6 hereof, pursuant to the provisions of an escrow agreement in substantially the form of
Exhibit 1.4 attached hereto (the "Escrow Agreement") to be entered into on or prior to the Closing by Parent, the Escrow Agent and the Stockholder. The Escrow Amount will be held by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement, which will provide for fifty percent (50%) of the Escrow Amount (less any amounts subject to claims thereunder) to be released to the Stockholder on August 15, 2005 and for the remainder of the Escrow Amount (less any amounts subject to claims thereunder) to be released to the Stockholder on the second anniversary of the Effective Time. Distributions of any amounts from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement.

         1.5 Tax Treatment of Merger. As soon as practicable following the Merger, the Company shall be merged with and into MergerSub2, a subsidiary of Parent that is disregarded as an entity separate from Parent for federal income tax purposes, the separate existence of the Company shall cease and MergerSub2 shall continue, as the surviving entity under the name "American MSI Corporation, LLC." If Parent determines in its sole discretion that the Company will not be able to obtain a tax clearance certificate from the State of California, the Company shall be merged with and into a Delaware corporation that is a wholly-owned subsidiary of Parent and is disregarded as an entity separate from Parent for federal income tax purposes and that shall be referred to as "MergerSub2" for all purposes of this Agreement, the separate existence of the Company shall cease and MergerSub2 shall continue, as the surviving entity under the name "American MSI Corporation." MergerSub2, in its capacity as the entity surviving the Second Merger, is sometimes referred to herein as the "Surviving Corporation." The parties hereto agree to report the Merger and the Second Merger as an integrated transaction that constitutes a single reorganization under Section 368(a) of the Code, and the Treasury Regulations thereunder and to file all Tax Returns (as defined in Section 3.8) and reports consistently therewith.

         1.6      Post-Closing Adjustments.

                  (a) Following the Closing Date, Parent shall cause the Company's balance sheet as of December 31, 2003 and the Company's income statement for the year ended December 31, 2003 (collectively, the "Closing Statements") to be reviewed or audited by Parent's auditors in accordance with GAAP and consistent with the Company's historical practices.

                  (b) Within ninety (90) days after the Closing Date, Parent shall at its expense prepare and deliver to the Stockholder the Closing Statements.

                  (c) The cash portion of the Merger Consideration shall be decreased one dollar for each dollar by which the Company's operating loss, if any, for the year ended December 31, 2003 as set forth on the Closing Statements is greater than two hundred fifty thousand dollars ($250,000).

                  (d) If the Stockholder disagrees with the Closing Statements, the Stockholder shall, within ten (10) business days after receipt thereof, furnish to Parent a written statement of such disagreement, together with an explanation of the reasons therefor. If within such ten (10) business day period, Parent does not receive such a written statement of disagreement from the Stockholder, the Stockholder shall be deemed to have accepted the Closing Statements for all purposes of this Agreement. If Parent does receive such a written statement of disagreement from the Stockholder within such ten
(10) business day period, then within ten (10) business days of such receipt, Triplett as the trustee of Stockholder and the Chief Executive Officer or the Chief Financial Officer of Parent shall discuss, in person, by telephone or by video conference, their disagreement in order to attempt to resolve it through good faith negotiations. If the Stockholder and Parent are unable to resolve their disagreement within forty-five (45) days after the delivery of the Closing Statements to the Stockholder, the disagreement shall be submitted for determination to a mutually acceptable independent accounting firm (the "Accountant"), which determination shall be final and binding upon the Stockholder and Parent. Such determination by the Accountant shall be made in accordance with this Agreement, including the Exhibits hereto. The expenses incurred by the Accountant in making such determination shall be borne equally by the Stockholder and Parent.

                  (e) The amount of any adjustment to the cash portion of the Merger Consideration shall be paid to Parent out of the Escrow Account established pursuant to Section 1.4 within five (5) business days after the earlier of (i) the acceptance by the Stockholder of the Closing Statements delivered by Parent and (ii) the resolution of any dispute by the Stockholder and Parent following notification of their disagreement or a determination by the Accountant pursuant to paragraph (d) above.

SECTION 2 CLOSING.

         2.1 Closing. The closing of the transactions provided for in this Agreement (herein called the "Closing") shall be held at the offices of Goodwin Procter LLP at Exchange Place, Boston, Massachusetts at 10:00 a.m. local time on the date of this Agreement or at such other place, or an earlier or later date or time as may be mutually agreed upon by Parent and the Company (the "Closing Date").

         2.2 Further Assurances. The Stockholder shall from time to time after the Closing, at the request of Parent and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as Parent may reasonably require to more effectively transfer and assign to, and vest in, the Surviving Corporation the business and assets currently held by the Company and all rights thereto, and to fully implement the provisions of this Agreement.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES WITH RESPECT TO THE COMPANY.

         3.1 Making of Representations and Warranties. As a material inducement to Parent to enter into this Agreement and consummate the transactions contemplated hereby and subject to such exceptions as are disclosed in the disclosure schedules dated as of the date hereof and delivered herewith to Parent (the "Company Schedules") (each of which exceptions disclosed in one section of the Company Schedules shall be deemed disclosed in each other section provided it is reasonably apparent on its face that the matter is responsive to the representation to which such other section relates), the Company Parties jointly and severally hereby make to Parent the representations and warranties contained in this Section 3.

         3.2 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of the Company's Articles of Incorporation, as amended and restated to date (the "Articles of Incorporation"), certified by the Secretary of State of the State of California, and of the Company's By-Laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to Parent's counsel, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Articles of Incorporation or By-Laws. The Company is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect on the Company.

         3.3      Capitalization; Beneficial Ownership.

                  (a) The authorized capital stock of the Company consists only of ten million (10,000,000) shares of Common Stock, no par value, of which seventy (70) shares are duly and validly authorized, issued, outstanding, fully paid and non-assessable, of which no shares are held by the Company as treasury stock, and of which nine million, nine hundred ninety-nine thousand, nine hundred thirty (9,999,930) shares are authorized but unissued. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. None of the Company's capital stock has been issued in violation of any federal or state law. Except as set forth on Schedule 3.3(a) hereto, the Company has not redeemed or repurchased any shares of its capital stock from any holder thereof since its inception.

                  (b) The Stockholder owns beneficially and of record the shares of the Company's capital stock set forth opposite such Stockholder's name on Schedule 3.3(b) hereto, free and clear of any Encumbrances (as defined in Section 3.6). The Stockholder is the only beneficial or record holder of the Company's capital stock, and the capital stock shown on Schedule 3.3(b) are the only shares of capital stock of the Company held by the Stockholder or with respect to which such Stockholder has any rights. Except as set forth in
Schedule 3.3(b)
attached hereto, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company's capital stock to which the Company or the Stockholder is a party.

         3.4 Subsidiaries. The Company has one subsidiary, TDKE Ventures Ltd, a company formed under the laws of the United Kingdom (the "Subsidiary"). All of the outstanding shares of capital stock of the Subsidiary are owned beneficially and of record by the Company free and clear of any lien, restriction or encumbrance and said shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding warrants, options or other rights to purchase or acquire any of the shares of capital stock of the Subsidiary, or any outstanding securities convertible into or exercisable or exchangeable for such shares, or outstanding warrants, options or other rights to acquire any such convertible, exercisable or exchangeable securities. The Subsidiary has no assets, liabilities or employees and does not conduct, and has not conducted, any operations. Except for the Subsidiary and as set forth on Schedule 3.4 hereto, the Company has no subsidiaries or investments in any other Person and has never had any subsidiaries or investments in any other Person.

         3.5      Authority of the Company.

                  (a) The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby, other than the Second Merger. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument contemplated by this Agreement have been duly authorized by all necessary action of the Company and the Stockholder, and no other action on the part of the Company or the Stockholder is required in connection therewith.

                  (b) This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement, including the Merger and, only with respect to paragraph (iii) below, the Second Merger, and each such other agreement, document and instrument:

                           (i) does not and will not violate any provision of the Articles of Incorporation or By-Laws of the Company, each as amended to date;

                           (ii) does not and will not violate any laws of the United States, or any state or other jurisdiction (domestic or foreign) applicable to the Company or require the Company to obtain any approval, consent or waiver of, or make any filing with, any Person or entity (governmental or otherwise) that has not been obtained or made, except as specifically identified on Schedule 3.5 hereto; and

                           (iii) does not and will not result in a breach of, constitute a material default under, accelerate any obligation under, require approval or consent under or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or any Person's interest in the Company, except as specifically identified on Schedule 3.5 hereto.

         3.6      Real and Personal Property.

                  (a) Real Property. The Company does not own any real property. All of the real property leased by the Company is identified on
Schedule 3.6(a) (herein referred to as the "Leased Real Property").

                           (i) Title. The Company has valid and enforceable leasehold interests in the Leased Real Property, in each case, free and clear of all easements, covenants, restrictions, leases, mortgages, liens, assessments, claims, rights, judgments, encroachments, charges, security interests, assignments, mortgages, deposit arrangements, pledges or encumbrances of any kind or nature whatsoever or other matters affecting title (collectively, "Encumbrances"), other than liens for Taxes (as defined in Section 3.8) not yet due or delinquent or being contested in good faith by appropriate means and statutory liens arising in the ordinary course of business by operation of law that are not yet due or developed ("Permitted Encumbrances"), except as set forth on Schedule 3.6(a).

                           (ii) Status of Leases. All leases of Leased Real Property by the Company are identified on Schedule 3.6(a), and true and complete copies thereof have been delivered to Parent. Each of said leases has been duly authorized and executed by the parties thereto and is in full force and effect. The Company is not in material default under any of said leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a material default. To the knowledge of the Company Parties, the other party to each of said leases is not in material default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a material default. After giving effect to the Merger and the Second Merger, each lease identified on Schedule 3.6(a) will be valid and effective in accordance with its terms, with the Surviving Corporation having succeeded to all the rights and obligations of the Company thereunder.

                           (iii) Consents. Except as set forth in Schedule 3.6(a), no consent or approval is required with respect to the transactions contemplated by this Agreement from the other parties to any lease of Leased Real Property or from any regulatory authority and no filing with any regulatory authority is required in connection therewith.

                           (iv) Condition of Leased Real Property. Except as set forth in Schedule 3.6(a), to the knowledge of the Company Parties, there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Leased Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair, ordinary wear and tear excepted, and have been well maintained.

                           (v) Compliance with the Law. Except as set forth on Schedule 3.5(a), the Company has not received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any Leased Real Property or improvements located on or constituting part of the Leased Real Property that has not been heretofore corrected and no such violation existed or exists which could have a Material Adverse Effect on the use, operation or value of any Leased Real Property or improvements located on or constituting part of the Leased Real Property. No approval or consent to the transactions contemplated by this Agreement is required of any governmental authority with jurisdiction over any aspect of the Leased Real Property or its use or operations. The Company has not received any notice of any real estate tax deficiency or assessment or is aware of any proposed deficiency, claim or assessment with respect to any of the Leased Real Property, or any pending or threatened condemnation thereof.

                  (b) Personal Property. Attached hereto as Schedule 3.6(b) is a list of all the tangible assets of the Company (excluding assets with a value of less than $5,000) and including as part of such Schedule, the tax basis of each such asset (excluding assets with a value of less than $5,000). Except as set forth on Schedule 3.6(b) hereto, as of the date hereof, the Company owns all its assets free and clear of any Encumbrances except for minor imperfections of title or insignificant liens which do not, in the aggregate, detract from the value of such assets, taken as a whole, or interfere with the present or proposed uses thereof or the business of the Company or, after giving effect to the Merger and the Second Merger, the Surviving Corporation. After giving effect to the Merger and the Second Merger, the Surviving Corporation will own all such assets free and clear of any Encumbrances except those set forth on Schedule 3.6(b) hereto and minor imperfections of title or insignificant liens which do not, in the aggregate, detract from the value of such assets, taken as a whole, or interfere with the present or proposed uses thereof, or the business of the Surviving Corporation. The assets listed on Schedule 3.6(b) hereto include all the material assets used in, and all the assets necessary or desirable for, the conduct of the business of the Company as currently conducted.

         3.7      Financial Statements.

                  (a) The Company has delivered to Parent the following financial statements, copies of which are attached hereto as Schedule 3.7:

                           (i) unaudited balance sheets of the Company at December 31, 2000, 2001 and 2002, and unaudited statements of income and stockholders' equity for each of the three (3) years then ended, in each case reviewed by Richard Kroll CPA and certified by the Company's Chief Executive Officer.

                           (ii) an unaudited balance sheet of the Company at December 31, 2003 and statements of income and stockholders' equity for the year then ended, in each case certified by the Company's Chief Executive Officer. The unaudited balance sheet of the

         Company at December 31, 2003 (including the notes thereto) is referred to hereinafter as the "Base Balance Sheet."

         Said financial statements have been prepared in accordance with GAAP using the accrual method of accounting, applied consistently during the periods covered thereby (except that the Company's unaudited financial statements do not include footnote disclosure), are complete and correct in all material respects and present fairly the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby (except that the balance sheets for periods ending in 2003 (other than the Base Balance Sheet) are subject to normal year end audit adjustments).

                  (b) The projections for the year ending December 31, 2004 previously provided to Parent and attached hereto in Schedule 3.7, represent good faith estimates of the performance of the Company for the periods stated therein based upon assumptions which were believed in good faith to be reasonable when made and continue to be reasonable as of the date hereof; provided, however, that the foregoing is not a representation, warranty or guarantee that such projections will be achieved.

                  (c) As of the date of the Base Balance Sheet, the Company did not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for Taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of its businesses prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Base Balance Sheet or reflected in Schedules furnished to Parent hereunder as of the date hereof.

                  (d) As of the date hereof, the Company does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except: (i) liabilities stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) liabilities expressly reflected in Schedules furnished to Parent hereunder on the date hereof, (iii) immaterial liabilities incurred after the date of the Base Balance Sheet in the ordinary course of business of the Company consistent with the terms of this Agreement, or (iv) liabilities for Taxes (as such term is defined in Section 3.8 hereof) incurred after the date of the Base Balance Sheet in the ordinary course of business of the Company.

         3.8      Taxes.

                  (a) Each of the Company and the Subsidiary has paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, and transfer taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it. The unpaid Taxes of each of the Company and the Subsidiary (i) did not, as of the date of the Base Balance Sheet, exceed the reserve for tax liability (rather than the reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth in the Base Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof and the date of the Closing in accordance with the past custom and practice of the Company in filing its Tax Returns (as defined below).

                  (b) Each of the Company and the Subsidiary has, in accordance with applicable law, filed all federal, state, local and foreign tax returns required to be filed by it (the "Tax Returns"), and all such returns are correct and complete in all respects, and accurately set forth the amount of any Taxes relating to the applicable period. A list of all Tax Returns filed with respect to the Company and the Subsidiary for taxable periods ended on or after December 31, 1996, is set forth in Schedule 3.8 attached hereto, and said
Schedule indicates those returns that have been audited or currently are the subject of an audit. For each taxable period of each of the Company and the Subsidiary ended on or after December 31, 1996, the Company has delivered to Parent correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary. At no time has the Company or the Subsidiary had an election in place pursuant to Section 1362 of the Code to be a subchapter "S" corporation.

                  (c) Neither the IRS nor any other governmental authority is now asserting or, to the knowledge of the Company Parties, threatening to assert against the Company or the Subsidiary any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company or the Subsidiary does not file reports and returns that the Company or the Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or the Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither the Company nor the Subsidiary has ever entered into a closing agreement pursuant to Section 7121 of the Code.

                  (d) Except as set forth in Schedule 3.8 attached hereto, there has not been any audit of any Tax Returns filed by the Company or the Subsidiary, to the knowledge of the Company Parties no such audit is in progress, and neither the Company nor the Subsidiary has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Schedule 3.8, no extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or the Subsidiary is in force, and no waiver or agreement by the Company or the Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

                  (e) Neither the Company nor the Subsidiary has ever been (or has ever had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return. Except as set forth in Schedule 3.8, neither the Company nor the Subsidiary has ever filed, or has ever been required to file, a consolidated, combined or unitary Tax Return with any other entity. Neither the Company nor the Subsidiary is a party to or bound by any Tax allocation or sharing agreement, and has no liability for the Taxes of any Person (other than Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (f) Except as set forth in Schedule 3.8, none of the Company's or the Subsidiary's payroll, property, or receipts, or other factors used in a particular state's apportionment or allocation formula results in an apportionment or allocation of business income to any state, commonwealth or other jurisdiction other than the State of California, and neither the Company nor the Subsidiary has any non-business income that is allocated, apportioned or otherwise sourced to any state, commonwealth or jurisdiction other than the State of California. Except as set forth in Schedule 3.8, neither the Company nor the Subsidiary is required to file Tax Returns in any state, commonwealth or jurisdiction other than the State of California.

                  (g) Neither the Company nor the Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor the Subsidiary has been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and the Subsidiary has disclosed on its federal or other income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal or other income tax within the meaning of Code Section 6662 or any similar provision under the laws of any other jurisdiction.

                  (h) Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provisions of state, local or foreign income Tax law) executed on or prior to the Closing Date except as set forth on Schedule 3.8; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date except in the ordinary course of business consistent with past practices; or (v) prepaid amount received on or prior to the Closing Date except in the ordinary course of business consistent with past practices.

         3.9      Accounts Receivable; Accounts Payable; Inventories

                  (a) All of the accounts receivable of the Company as of the date of the Base Balance Sheet are set forth on Schedule 3.9. All of the accounts receivable of the Company arose in the ordinary course of business, are valid and enforceable claims, and are fully collectible in the normal course of business, except to the extent of any reserve for uncollectible accounts receivable set forth on the Base Balance Sheet. Since the date of the Base Balance Sheet, the Company has collected its accounts and intends to collect its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not and does not intend to accelerate any such collections. The Company does not have any accounts receivable or loans receivable from any Person affiliated with it or any of its directors, officers, employees or stockholders.

                  (b) All accounts payable of the Company as of the date of the Base Balance Sheet in the amount of $10,000 or more are set forth on
Schedule 3.9. Except as set forth on Schedule 3.9, the terms of the Company's accounts payable are normal and customary and in all cases contain terms requiring payment in full within sixty (60) days. None of such accounts payable has been outstanding for more than sixty (60) days and the Company has no agreements, arrangements or understandings, whether oral or written, that alter the normal and customary terms requiring payment for its accounts payable.

                  (c) Except as set forth on Schedule 3.9, all of the Company's inventory items are of a quality and quantity salable in the ordinary course of its business. Except as set forth on Schedule 3.9, the values of the inventories stated in the Base Balance Sheet, subject to any reserve for obsolescence set forth on the Base Balance Sheet, reflect the normal inventory valuation policies of the Company and were determined in accordance with GAAP applied consistently during the periods covered thereby. Except as set forth on
Schedule 3.9, purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices materially in excess of current market prices. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business at profit margins consistent with the Company's experience in prior years, and all sales commitments made for the Company's products are at prices not less than inventory values plus selling expenses and said profit margins.

         3.10     Absence of Certain Changes. Except as disclosed in Schedule
3.10 attached hereto or as expressly provided for herein, since the date of the Base Balance Sheet, other than with respect to transactions specifically contemplated herein, the Company has conducted its business only in the ordinary course and consistently with its prior practices, and there has not been:

                  (a) Any change in the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, could reasonably be expected to have a Material Adverse Effect on the Company;

                  (b) Any amendment or termination or, to the knowledge of the Company Parties, proposed or threatened amendment or termination, whether written or oral, of any agreement listed in Schedule 3.14 hereto;

                  (c) Except for Permitted Encumbrances, any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation (i) liabilities for Taxes due or to become due, or (ii) contingent or potential liabilities relating to services provided by the Company or the conduct of the business of the Company since the date of the Base Balance Sheet regardless of whether claims in respect thereof have been asserted, or (iii) contingent liabilities incurred by the Company as guarantor or otherwise with respect to the obligations of the Company or others), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business (it being understood that liability claims in respect of products sold or services provided shall not be deemed to be incurred in the ordinary course of business);

                  (d) Except for Permitted Encumbrances, any mortgage, encumbrance, pledge or lien placed on any of the properties or assets of the Company;

                  (e) Any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

                  (f) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company in excess of $10,000 in the aggregate for all such sales other than sales of inventory in the ordinary course of business consistent with past practices;

                  (g) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company;

                  (h) Any declaration, setting aside or payment of any dividend or distribution by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

                  (i) Any change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with the Company's usual practices, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

                  (j) Any change in the identities, officers, duties or compensation of the officers or management of the Company;

                  (k) Any payment or discharge of a material lien or liability of the Company in excess of $10,000 in the aggregate for all such payments or discharges other than in the ordinary course of business consistent with the past practices of the Company;

                  (l) Any obligation or liability incurred by the Company to any of its officers, directors, stockholders, partners or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders, partners or employees, except normal compensation and expense allowances payable to officers or employees in the ordinary course of business consistent with past practices;

                  (m) Any change in accounting methods or practices, or billing or collection policies used by the Company; or

                  (n) Any agreement, commitment or understanding, whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through (m) above, except as specifically contemplated hereby.

         3.11     [Intentionally Omitted]

         3.12 Banking Relations. All of the arrangements which the Company has with any banking institution are listed in Schedule 3.12 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, etc.) and the person or persons authorized in respect thereof.

         3.13     Intellectual Property.

                  (a) Schedule 3.13 contains a complete and accurate list of all Patents owned by the Company or used or held for use by the Company in the Business ("Company Patents"), Marks owned by the Company or used or held for use by the Company in the Business ("Company Marks") and Copyrights owned by the Company or used or held for use by the Company in the Business ("Company Copyrights"). Except as set forth on Schedule 3.13:

                           (i) the Company exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements other than Permitted Encumbrances;

                           (ii) all Company Patents, Company Marks and Company Copyrights which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

                           (iii) there are no pending, or, to the knowledge of the Company Parties, threatened claims against any of the Company or its employees alleging that any of the Company Intellectual Property Assets or the operation of the Business, infringes or conflicts with the rights of others under any Intellectual Property Assets ("Third Party Rights");

                           (iv) neither the operation of the Business nor any Company Intellectual Property Asset infringes or conflicts with any Third Party Right;

                           (v)      the Company has not received any
         communications alleging that the Company has violated or, by conducting the Business, would violate any Third Party Rights or that any of the Company Intellectual Property Assets is invalid or unenforceable;

                           (vi) no current or former employee or consultant of the Company owns any rights in or to any of the Company Intellectual Property Assets;

                           (vii) to the knowledge of the Company Parties, there is no violation or infringement by a third party of any of the Company Intellectual Property Assets;

                           (viii) the Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Business (the "Company Trade Secrets"), including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Parent and, to the knowledge of the Company Parties, there has not been any breach by any party to such confidentiality agreements;

                           (ix)     (A) the Company has not directly or
         indirectly granted any rights, licenses or interests in the source code of the Products, and (B) since the Company developed the source code of the Products, the Company has not provided or disclosed the source code of the Products to any Person;

                           (x) the Products perform in accordance with their documented specifications and as the Company has warranted to its customers;

                           (xi) the Products do not contain any "viruses", "time-bombs", "key-locks", or any other devices created that could disrupt or interfere with the operation of the Products or the integrity of the data, information or signals they produce in a manner adverse to the Company or any licensee or recipient; and

                           (xii) the Company has (A) not collected any personally identifiable information from any third parties, and (B) in connection with any collection of personally identifiable information described on Schedule 3.13, complied with all applicable regulations and its publicly available privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by the Company or by third parties having authorized access to Company's databases or other records.

                  (b)      For purposes of this Agreement,

                           (i) "Business" means the business of the Company as currently conducted and proposed to be conducted.

                           (ii) "Company Intellectual Property Assets" means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business. "Company Intellectual Property Assets" includes, without limitation, the Products (as defined herein), Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

                  (iii)    "Intellectual Property Assets" means:

                           (A) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents");

                           (B) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, "Marks");

                           (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights");

                           (D) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); and

                           (E)      goodwill, licenses, and claims of
         infringement against third parties.

                  (iv) "Products" means those goods and/or services and related documentation designed, manufactured, marketed, sold and/or distributed by the Company. A complete list of the Products is provided on Schedule 3.13 attached hereto.

         3.14 Contracts. Except for contracts, commitments, plans, agreements and licenses expressly contemplated hereby or described in Schedule 3.6(a), Schedule 3.9, Schedule 3.13, Schedule 3.14 or Schedule 3.22 attached hereto (true and complete copies of which have been delivered to Parent), the Company is not a party to or subject to:

                  (a) any plan or contract providing for bonuses, pensions, options, stock (or beneficial interest) purchases (or other securities or phantom equity purchases), deferred compensation, retirement payments, profit sharing, or the like;

                  (b) any employment contract or contract for services which is not terminable at will by the Company (and, after giving effect to the Merger and the Second Merger, the Surviving Corporation) without liability for any penalty or severance payment (except for regular payments in arrears for services rendered under contracts which require payment for services rendered to the date of such termination);

                  (c) any contract or agreement for the purchase of any assets, material or equipment except purchase orders in the ordinary course for less than $10,000 each, such orders not exceeding $50,000 in the aggregate;

                  (d) any other contracts or agreements creating any obligations of the Company of $25,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

                  (e) any contract or agreement relating to the merger or consolidation of, or sale of all or any material portion of the assets or stock of, the Company or any contract for the merger or consolidation of, or purchase of all or any material portion of the assets or stock of, any other entity (other than this Agreement);

                  (f)      any contract with any finder or broker;

                  (g) any contract containing covenants limiting the freedom of the Company (or its affiliates) to compete in any line of business or with any Person;

                  (h)      any license agreement (as licensor or licensee);

                  (i) any agreement providing for the borrowing or lending of money, and the Company does not have any obligations: (i) for borrowed money,
(ii) evidenced by bonds, debentures, notes or similar instruments, (iii) to pay the deferred purchase price of property or services, (iv) under leases that would, in accordance with GAAP, appear on the balance sheet of the lessee as a liability, (v) secured by a lien, (vi) in respect of letters of credit, or bankers acceptances, contingent or otherwise, or (vii) in respect of any guaranty or endorsement or other obligations to be liable for the debts of another Person; or

                  (j) any service contracts or software development contracts.

         Each of the contracts described in Schedule 3.6(a), Schedule 3.9,
Schedule 3.13, Schedule 3.14 or Schedule 3.22 attached hereto is, and will be after giving effect to the Merger and the Second Merger, valid and effective in accordance with its respective terms, and there is not, under any such contract, an existing material breach or event by the Company or, to the knowledge of the Company Parties, other parties thereto which, with the giving of notice or the lapse of time or both, would become such a breach. The Company Parties have no knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments, which termination would reasonably be expected to have a Material Adverse Effect. The Company is not bound by any agreement, contract or arrangement which could reasonably be expected to have a Material Adverse Effect on the Surviving Corporation.

         3.15 Litigation. There is no litigation or legal or other action, suit, proceeding or, to the knowledge of the Company Parties, investigation, at law or in equity, before any federal, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign (including, without limitation, any voluntary or involuntary proceeding under any bankruptcy laws or any action, suit, proceeding or investigation under any foreign, federal or state securities law, rule or regulation), in which any Company Party or, to the knowledge of the Company Parties, any officer, director, stockholder, partner or employee thereof is engaged, or, to the knowledge of the Company Parties, with which any of them is threatened, in connection with the business, affairs, properties or assets of the Company, or which might call into question the validity or hinder the enforceability or performance of this Agreement, the Triplett Employment Agreement, the Release, or the Escrow Agreement or of the other agreements, documents and instruments described in Schedule 3.6(a),
Schedule 3.9, Schedule 3.13, Schedule 3.14 or Schedule 3.22 attached hereto and the transactions contemplated hereby and thereby. Schedule 3.15 hereto sets forth a list and description of each such action, suit or proceeding that the Company has been a party to during the past three (3) years.

         3.16 Compliance with Laws; Permits; Burdensome Agreements. The Company is, and heretofore has been, in compliance in all material respects with all applicable statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the Company or to the conduct of its business, including, without limitation, any labor or employment laws and regulations, and the Company has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation. The Company has all of the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company to conduct its business as presently conducted and as contemplated to be conducted (including, without limitation, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning). All such permits, licenses, orders, franchises and other rights and privileges are listed on Schedule 3.16 and are in full force and effect (and will be in full force and effect after giving effect to the transactions contemplated hereby) and, to the knowledge of the Company Parties, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of this Agreement and all agreements, documents and instruments contemplated hereby. The Company is not, and during the past three (3) years has not been, subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company. During the past three (3) years the Company has not received, nor is there currently pending, any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

         3.17 Insurance. The Company has in full force and effect such insurance as is customarily maintained by companies of similar size in the same or a similar business, with respect to its businesses, properties and assets (including, without limitation, errors and omissions liability insurance), and all bonds required by ERISA and by any contract to which the Company is a party, all as listed on Schedule 3.17 hereto. The Company is not in material default under any such insurance policy. Immediately after giving effect to the Merger and the Second Merger, each such insurance policy or equivalent policies will be in full force and effect with the Surviving Corporation as the sole owner and beneficiary of each such policy.

         3.18 Powers of Attorney. Except as is otherwise contemplated herein, no Company Party has any outstanding power of attorney with respect to any shares of the Company's capital stock.

         3.19 Finder's Fee. No Company Party has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         3.20 Corporate Records; Copies of Documents. The record books of the Company accurately record all corporate action taken by its stockholders and board of directors and committees, as applicable, and true and complete copies of the originals of such documents have been made available to Parent for review. The Company Parties have made available to Parent and its counsel true and correct copies of all documents referred to in this Agreement or in the Schedules delivered to Parent in connection herewith.

         3.21     Transactions with Interested Persons. Except as set forth on
Schedule 3.21 hereto, neither the Company nor any stockholder, partner, officer, supervisory employee or director of the Company or, to the knowledge of the Company Parties, any of their respective affiliates, spouses or family members, is a party to any transaction or contract or arrangement with the Company, or owns directly or indirectly in an individual or joint basis any interest (excluding passive investments in the shares of any enterprise which are publicly traded provided his or her holdings therein, together with any holdings of his or her affiliates and family members, do not exceed one percent (1%) of the outstanding shares of comparable interest in such entity) in, or serves as an officer or director or in another similar capacity of, any competitor or client of the Company, or any organization which has a contract or arrangement with the Company (in each case, other than as expressly contemplated hereby).

         3.22     Employee Benefit Programs.

                  (a) Schedule 3.22 hereto lists every Employee Program (as defined below) that has been maintained (as defined below) by the Company at any time during the three-year period ending on the date of the Closing.

                  (b) Each Employee Program which has ever been maintained by the Company and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section (or is entitled to rely on a determination letter as received by any sponsor with respect to a standard master or prototype plan, as permitted under applicable law) and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

                  (c) The Company does not know of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by the Company. With respect to any Employee Program ever maintained by the Company, there has occurred no "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to the Company or the Surviving Corporation. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program.

                  (d) Neither the Company nor any ERISA Affiliate (as defined below) (i) has ever maintained any Employee Program which has been subject to title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or Section 4980B of the Code) or has ever promised to provide such post-termination benefits.

                  (e) With respect to each Employee Program maintained by the Company within the three (3) years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to Parent: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended;
(ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for Parent to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

                  (f)      For purposes of this section:

                           (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and
         (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in
         (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

                           (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

                           (iii) An entity is an "ERISA Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

                           (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         3.23     Directors, Officers and Employees; Labor Matters.

                  (a) Schedule 3.23(a) hereto contains a true and complete list of all current directors and officers of the Company. In addition, Schedule 3.23(a) hereto contains a list of all managers and employees of, and consultants to, the Company who, individually, have received or are scheduled to receive compensation from the Company for the fiscal years ending December 31, 2003 or 2004, in excess of $50,000. In each case such Schedule includes the current job title of each such individual.

                  (b) The Company employs 41 full-time employees and 2 part-time employees. Except as set forth on Schedule 3.23(b) hereto (or Schedule
3.22 hereto), the Company does not have any obligation, contingent or otherwise, under (a) any employment, collective bargaining or other labor agreement, (b) any written or oral agreement containing severance or termination pay arrangements, (c) any deferred compensation agreement, retainer or consulting arrangements, (d) any pension or retirement plan, any bonus or profit-sharing plan, any stock option or stock purchase plan, or (e) any other employee contract or non-terminable (whether with or without penalty) employment arrangement (each an "Employment Arrangement"). The Company is not in default with respect to any material term or condition of any Employment Arrangement nor will the Merger (or the transactions contemplated hereby) result in any such default, including, without limitation, after the giving of notice, lapse of time or both. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth on Schedule 3.23(b) hereto, upon termination of the employment of any of said employees, neither the Company nor the Surviving Corporation would, by reason of the transactions contemplated under this Agreement or anything done prior to the Closing, be liable to any of said employees for so-called "severance pay" or any other payments. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company or the Surviving Corporation to make any payments that will not be deductible under Section 280G of the Code. The Company does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no and have never been any charges or, to the knowledge of the Company Parties, threatened charges of employment discrimination or unfair labor practices against or involving the Company. There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure that could reasonably be expected to have a Material Adverse Effect on the Company, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. Except as set forth on Schedule 3.23(b), the

Company has in place all employee policies required by applicable laws, rules and regulations, and there have been no material violations or alleged material violations of any of such policies. No Company Party has received any notice indicating that any of the Company's employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company is, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

         3.24 Non-Foreign Status. No Company Party is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

         3.25 Transfer of Shares. Except as set forth on Schedule 3.25 hereto, no holder of stock of the Company has at any time transferred any of such stock to any employee of the Company or other Person, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.

         3.26 Tax Treatment. Neither the Company nor the Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance with respect to the Company or the Subsidiary, that would prevent the Merger and the Second Merger taken as an integrated transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         3.27     Environmental Matters.

                  (a) Except as set forth in Schedule 3.27, (i) the Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) no Hazardous Material (as defined below) is present at any site presently or formerly owned, operated, leased, or used by the Company, or, to the knowledge of the Company Parties, has ever been located in the soil or groundwater at any such site in violation of any Environmental Law; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company for treatment, storage, or disposal at any other place in violation of any Environmental Law; (iv) the Company does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located in violation of any Environmental Law; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company in connection with the presence of any Hazardous Material.

                  (b) Except as set forth in Schedule 3.27, (i) the Company has no liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) the Company is in compliance with all applicable Environmental Laws; (iii) the Company has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) the Company Parties have no knowledge or reason to know that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

                  (c) Except as set forth in Schedule 3.27 hereto, no site owned, operated, leased, or used by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

                  (d) The Company has made available to Parent copies of all documents, records, and information available to the Company concerning any environmental or health and safety matter relevant to the Company, whether generated by the Company or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

                  (e) For purposes of this Section 3.27, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law, but excluding janitorial supplies in customary quantities; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof or previously enforced; and (iv) the "Company" shall mean and include the Company and all other Persons for whose conduct the Company is or may be held responsible under any Environmental Law.

         3.28 Customers, Distributors and Partners. Schedule 3.28 sets forth a true and complete list of each customer and distributor of the Company who accounted for revenues of the Company greater than $50,000 during any of the fiscal years ended December 31, 2002 and 2003, showing with respect to each the name, address and amount paid by such party to the Company in each such fiscal year (the "Customers" and "Distributors", respectively) together with the names and addresses of any persons or entities with which the Company has a material strategic partnership or similar relationship ("Partners"). No Customer, Distributor or Partner of the Company has canceled or otherwise terminated its relationship with the Company. No Customer, Distributor or Partner has, to the knowledge of the Company Parties, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company.

         3.29 Suppliers. Schedule 3.29 sets forth a true and complete list of each supplier of the Company who has provided services, supplies or materials to the Company in an amount in excess of $50,000 during any of the fiscal years ended December 31, 2002 and 2003, showing with respect to each the name, address and amount paid to such party by the Company in each such fiscal year (the "Suppliers"). Except as disclosed on Schedule 3.29, within the past twelve months, no Supplier that the Company has paid or is under contract to pay has canceled, materially modified, or otherwise terminated its relationship with the Company, nor to the knowledge of the Company Parties, does any Supplier have any plan or intention to do any of the foregoing in a manner which would be reasonably likely to have a Material Adverse Effect nor has the Company agreed to do any of the foregoing.

         3.30 Warranty and Related Matters. Schedule 3.30 sets forth the Company's standard warranties that accompany each of the Products and any parts delivered in connection with any Products. The Company has made no promises or commitments with respect to any Product it has sold, distributed, marketed or produced or that it intends, plans or expects to distribute, service, market, sell or produce in the future except as set forth on Schedule 3.30. Except as set forth on Schedule 3.30, there are no existing or, to the knowledge of the Company Parties, threatened, claims against the Company relating to any work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Product is defective or fails to meet any product or service warranties which would reasonably be expected to have a Material Adverse Effect. There are (a) no inherent design defects or systemic or chronic problems in any Product and (b) no liabilities for warranty or other claims or returns with respect to any Product relating to any such defects or problems which would reasonably be expected to have a Material Adverse Effect.

         3.31 Backlog. As of December 31, 2003, the Company has a backlog of orders for the sale of its products or services for which revenues have not been recognized by the Company as set forth in Schedule 3.31 (the "Backlog") which schedule has been prepared in a manner consistent with the Company's past practices.

         3.32 Disclosure. The representations, warranties and statements contained in this Agreement and the agreements, documents and instruments contemplated hereby, and in the certificates, exhibits and schedules delivered by the Company Parties to Parent pursuant to this Agreement or any of such other agreements, documents and instruments, when taken together, do not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER, TRIPLETT AND MRS. TRIPLETT.

         As a material inducement to Parent to enter into this Agreement and consummate the transactions contemplated hereby, the Stockholder, Triplett and Mrs. Triplett jointly and severally hereby make to Parent each of the representations and warranties set forth in this Section 4.

         4.1 Company Shares. Except as set forth in Schedule 4.1, the Stockholder owns of record and beneficially the number of the shares of the Company's capital stock set forth opposite the Stockholder's name in Schedule 3.3(b) (the "Company Shares") and such Company Shares are fully paid and non-assessable and free and clear of any and all Encumbrances. The Company Shares set forth opposite the Stockholder's name in Schedule 3.3(b), are, except as reflected in Schedule 3.3(b), the only shares of capital stock held by the Stockholder or with respect to which the Stockholder has any rights in the Company.

         4.2 Authority. Each of the Stockholder, Triplett and Mrs. Triplett has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Stockholder, Triplett or Mrs. Triplett, as applicable, pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by each of Stockholder, Triplett and Mrs. Triplett pursuant to this Agreement constitutes, or when executed and delivered will constitute, a valid and binding obligation of the Stockholder, Triplett or Mrs. Triplett, as applicable, enforceable in accordance with its respective terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally. The execution, delivery and performance of this Agreement and each such agreement, document and instrument:

                  (i) does not and will not violate any provision of The Timothy and Deborah Triplett Family Trust under Declaration of Trust and Trust Agreement dated February 28, 1994, as amended from time to time;

                  (ii) does not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Stockholder , Triplett or Mrs. Triplett, or require the Stockholder , Triplett or Mrs. Triplett to obtain any approval, consent or waiver from, or make any filing with, any Person or entity (governmental or otherwise) that has not been obtained or made; and

                  (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Stockholder, Triplett or Mrs. Triplett is a party or by which the property of the Stockholder, Triplett or Mrs. Triplett is bound or affected, or result in the creation or imposition of any Encumbrance on any assets of the Company.

         4.3 Finder's Fee. Neither the Stockholder nor Triplett has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         4.4      Agreements.

                  (a) Neither the Stockholder nor Triplett is a party to any employment, non-competition, trade secret or confidentiality agreement, arrangement, understanding or obligation with or to any party other than the Company. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which the Stockholder or Triplett is a party relating to the business of the Company or to the Stockholder's or Triplett's rights and obligations as a stockholder, director, officer or employee of the Company.

                  (b) Neither the Stockholder nor Triplett owns, directly or indirectly, on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded, provided it or his holdings therein, together with any holdings of its or his affiliates and family members, are less than one percent (1%) of the outstanding shares of comparable interest in such entity) in, or serve as an officer or director of, any organization which has a contract or arrangement with the Company or which could be considered a competitor of the Company.

         4.5      Investment Representation.

                  (a) Each of the Stockholder, Triplett and Mrs. Triplett is an "accredited investor" as defined in Regulation D under the Securities Act.

                  (b) Each of the Stockholder, Triplett and Mrs. Triplett understands that the shares of Parent Common Stock to be issued in the Merger have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction and are being offered and issued in reliance upon exemptions for private offerings, and that Parent is under no obligation to register such shares (except as specifically set forth in Section 7.3 herein), and each of the Stockholder, Triplett and Mrs. Triplett further understands that the Stockholder is acquiring shares of Parent Common Stock without being furnished any offering literature or prospectus other than Parent's latest reports on Forms 10-K, 10-Q and 8-K as filed with the SEC under the Exchange Act.

                  (c) Each of the Stockholder, Triplett and Mrs. Triplett represents that the shares of Parent Common Stock to be issued in the Merger to the Stockholder are being acquired solely for the Stockholder's own account, for investment and not with a view to or for the resale, distribution, subdivision, or fractionalization thereof, and none of the Stockholder, Triplett or Mrs. Triplett has any present plans to enter into any contract, undertaking, agreement, or arrangement relating thereto. Each of the Stockholder, Triplett and Mrs. Triplett acknowledges and is aware that the shares of Parent Common Stock to be issued in the Merger cannot be resold unless they are registered under the Securities Act and qualified under any applicable securities law of any state or other jurisdiction, or an exemption from such registration or qualification is available.

         4.6 Tax Treatment. Prior to the Closing Date, none of the Stockholder, Triplett or Mrs. Triplett has taken or agreed to take any action, or is aware of any fact or circumstance with respect to the Company or the Subsidiary, that would prevent the Merger and the Second Merger taken as an integrated transaction from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

         4.7 Organization of Trust. The Timothy and Deborah Triplett Family Trust was established on February 28, 1994 under the laws of the State of California by Timothy L. Triplett and Deborah A. Triplett, as Settlors and Trustees (as Trustees, hereinafter referred to as the "Trustees"), is currently, and since February 28, 1994 has continuously been, in full force and effect and has not been revoked, modified or amended. Each of the Trustees, acting singly or together, has full right, authority, power and capacity to sell the Company Shares pursuant to the terms of this Agreement.

SECTION 5. COVENANTS OF THE COMPANY PARTIES.

         5.1 Making of Covenants and Agreements. The Company Parties jointly and severally hereby make the covenants and agreements set forth in this
Section 5 and Triplett agrees to use his best efforts to cause the Company and the Stockholder to comply with such agreements and covenants.

         5.2      Confidential Information; Non-solicitation; Unfair
Competition.

                  (a) Confidential Information. The parties acknowledge that the Company's assets include confidential or proprietary information, which is a competitive asset of the Company (and, following the Merger and the Second Merger, of Parent, the Surviving Corporation and their respective successors and assigns) or constitutes a "trade secret," as that term is defined by the Uniform Trade Secrets Act (collectively, "Confidential Information"). The Company Parties acknowledge and agree that Confidential Information includes all information that the Company possesses or to which the Company has rights with respect to its business and assets, whether or not reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), which both derives independent economic value (actual or potential) from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The term Confidential Information shall also include, without limitation, the Company's: (i) planning data, marketing and operational strategies; (ii) financial results and information; (iii) terms of any agreement or material contract; (iv) terms of compensation and performance levels of employees of the Company; (v) customer and prospecting lists and contact persons at such customers and prospects; and (vi) material information concerning customers or their operations, condition (financial or otherwise) or plans (clauses (v) and (vi) collectively herein referred to as the "Customer Information"). The Company Parties specifically acknowledge and agree that the Customer Information, including without limitation, the names and addresses of the customers of the Company and all other non-public information relating to such customers, including but not limited to their special needs or requirements, constitutes Confidential Information.

                  (b)      Non-Disclosure Of Confidential Information.

                           (i) Each of the Company Parties acknowledges and agrees to maintain the confidentiality of such Confidential Information. Each of the Company Parties further acknowledges and agrees that any retention, use or disclosure of Confidential Information during or after the Closing, except in the conduct of the Business (as defined herein), constitutes a misappropriation of Confidential Information. Accordingly, each of the Company Parties covenants that it shall not retain, disclose, use, or suffer to be used, in any manner, directly or indirectly, any Confidential Information under any circumstances without Parent's prior written consent, which may be withheld in its sole discretion.

                           (ii) The Company's obligations with respect to Confidential Information shall continue through the Closing. The obligations of each of the Stockholder and Triplett under this Agreement with respect to Confidential Information shall continue until such Confidential Information shall have become, through no fault of the Stockholder or Triplett, generally known to the public or in the trade or industry or the Stockholder or Triplett is required by law (after providing Parent with prior written notice so that Parent may have an opportunity to contest such requirement) to make disclosure.

                  (c) Non-solicitation of Employees. During the period commencing on the Closing Date and ending on the earlier of (i) the fifth (5th) anniversary of the Closing Date or the first (1st) anniversary of the termination of the Triplett Employment Agreement (as defined herein), whichever period is longer, and (ii) the date on which Parent, the Surviving Corporation and their respective successors or assigns completely cease carrying on the Business, neither the Stockholder nor Triplett shall recruit, solicit or induce (or in any way assist another person or enterprise in recruiting, soliciting or inducing) any employee or consultant of the Surviving Corporation, Parent or their respective successors or assigns (or any person who was such an employee or consultant within six (6) months prior to such attempted recruitment, solicitation or inducement) to terminate his or her employment or other relationship with the Surviving Corporation, Parent or their respective successors or assigns or to become employed or engaged by any other Person.

                  (d) Unfair Competition. During the period commencing on the Closing Date and ending on the earlier of (i) the fifth (5th) anniversary of the Closing Date or the first (1st) anniversary of the termination of the Triplett Employment Agreement (as defined herein), whichever period is longer, and (ii) the date on which Parent, the Surviving Corporation and their respective successors or assigns completely cease carrying on the Business, neither the Stockholder nor Triplett shall directly or indirectly (whether as a founder, director, general or limited partner, manager, member, employee, consultant, contractor or otherwise), engage or participate in, assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages in any activity which is similar to or competitive with the Business in the United States or in any other country where the Surviving Corporation conducts the Business; provided, however, the foregoing shall not prevent the Stockholder or Triplett from owning beneficially or of record up to one percent (1%) of the outstanding securities of a publicly-held corporation which engages in competitive activities. The Company Parties hereby acknowledge that the Company currently conducts its business throughout the entire United States and in other countries throughout the world.

                  (e) Reasonable Restrictions. The Company Parties hereby acknowledge that the foregoing restrictions are reasonable in the context of the transaction contemplated hereby and served as a material inducement to Parent to enter into this Agreement.

                  (f) Certain Remedies. It is specifically understood and agreed that breaches of this Section 5.2 by the Company Parties may result in irreparable injury to Parent and the Surviving Corporation (and their respective successors and assigns), that the remedy at law alone may be an inadequate remedy for such breach and that, in addition to any other remedy for such breach and any other remedy it may have, Parent and the Surviving Corporation (and their respective successors and assigns) shall be entitled to seek the specific performance of the agreements contained in this Section 5.2 by the Company Parties, and to seek both temporary and permanent injunctive relief as well as other equitable remedies, without the necessity of proving actual damages, but without limitation of its rights to recover damages.

                  (g) Definition. For purposes of this Section 5.2 only, the "Business" means the fields of automation and optimization software solutions for the plastics injection molding industry, computer-based control solutions for the plastics injection molding industry, and management execution systems and secure industrial information technology and any business that is like or substantially similar to such fields.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB.

         6.1 Making of Representations and Warranties. As a material inducement to the Company Parties to enter into this Agreement and consummate the transactions contemplated hereby, Parent and MergerSub jointly and severally hereby make the representations and warranties to the Company Parties contained in this Section 6.

         6.2      Organization of Parent and Mergersub.

                  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

                  (b) MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         6.3      Authority of Parent and Mergersub.

                  (a) Parent has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Parent pursuant to or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Parent and no other action on the part of Parent is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Parent pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Parent enforceable in accordance with their terms. The execution, delivery and performance by Parent of this Agreement and each such agreement, document and instrument:

                           (i) does not and will not violate any provision of the Certificate of Incorporation or By-Laws of Parent, each as amended to date;

                           (ii) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Parent or require Parent to obtain any approval, consent or waiver of, or make any filing with, any Person or entity (governmental or otherwise) which has not been obtained or made, except as set forth on Schedule 6.3 hereto; and

                           (iii) does not and will not result in a breach of, constitute a material default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement, mortgage, lease, permit, order, judgment or decree to which Parent is a party and which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

                  (b) MergerSub has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by MergerSub pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by MergerSub of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of MergerSub and no other action on the part of MergerSub is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by MergerSub pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of MergerSub enforceable in accordance with their terms. The execution, delivery and performance by MergerSub of this Agreement and each such agreement, document and instrument:

                           (i) does not and will not violate any provision of the Articles of Incorporation or By-Laws of MergerSub, each as amended to date;

                           (ii) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to MergerSub or require MergerSub to obtain any approval, consent or waiver of, or make any filing with, any Person or entity (governmental or otherwise) which has not been obtained or made, except as set forth on Schedule 6.3 hereto; and

                           (iii) does not and will not result in a breach of, constitute a material default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement, mortgage, lease, permit, order, judgment or decree to which MergerSub is a party and which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         6.4 Litigation. There is no action, suit or proceeding pending or, to its knowledge, threatened against Parent or MergerSub which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         6.5 Finder's Fee. Neither Parent nor MergerSub has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         6.6      SEC Reports; Parent Financial Statements.

                  (a) Parent has timely filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2003 and its Quarterly Report on Form 10-Q for the quarter ended September 27, 2003 with the SEC (collectively, the "SEC Reports"). As of their respective filing dates, the SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements of Parent (including, in each case, the notes thereto) included in the SEC Reports
(i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (ii) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's and its subsidiaries' operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal audit adjustments and the absence of footnotes).

         6.7 Shares. The Parent Common Stock to be issued to the Stockholder pursuant to this Agreement will be, when issued and delivered to the Stockholder in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable and free and clear of any Encumbrances, subject to the restrictions imposed herein or by the agreements contemplated hereby, on the certificate or certificates therefor, or by the Securities Act or other applicable securities laws.

         6.8 No Material Adverse Change. Since September 27, 2003, there has not occurred any material adverse change in the business, assets, liabilities, condition (financial or other) or results of operations of Parent and its subsidiaries on a consolidated basis, other than any material adverse change that may relate to or have arisen from (i) conditions in the economy in general, (ii) conditions in the industries in which Parent operates that are not specifically related to Parent, including legal, accounting or regulatory changes, or conditions, except if Parent has been adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries, or (iii) the announcement of the transactions contemplated hereby.

         6.9 Capitalization. The authorized capital stock of Parent consists of 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding, and 40,000,000 shares of Parent Common Stock, of which, as of December 27, 2003, 10,065,970 shares were issued and outstanding (excluding treasury shares). As of December 27, 2003, options to purchase 2,795,167 shares at a weighted average exercise price of $9.41 per share were outstanding under Parent's stock option plans. On December 31, 2003, 16,575 shares of Parent Common Stock were issued under Parent's Employee Stock Purchase Plan.

         6.10 Tax Treatment. Neither Parent nor any of its subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance with respect to Parent or its subsidiaries, that would prevent the Merger and the Second Merger taken as an integrated transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         6.11 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, MergerSub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any Person.

SECTION 7. COVENANTS OF PARENT AND MERGERSUB.

         7.1 Making of Covenants and Agreement. Parent and MergerSub jointly and severally hereby make the covenants and agreements set forth in this
Section 7.

         7.2 Benefit Arrangements. Subject to the other provisions of this paragraph, Parent agrees that all full-time employees of the Company who continue employment with the Surviving Corporation after the Closing Date (the "Continuing Employees") shall have the opportunity to participate, or to continue to participate, in employee benefit plans and arrangements of the Surviving Corporation that provide the following benefits: medical and dental care, time off pay (in accordance with the Company's past practices) and participation in the 401(k) plan (the "Plans"). Participation of the Continuing Employees in such Plans shall be in accordance with the terms and conditions of the Plans, provided that each Continuing Employee shall retain credit, for purposes of any service requirements for participation or vesting in a Plan, for his or her period of service with the Company. Each Continuing Employee who, as of the Closing Date, was participating in an employee group health plan maintained by Company which plan is terminated by Parent shall not be excluded from Parent's employee group health plan or limited in coverage thereunder by reason of any waiting period restriction or pre-existing condition limitation; provided, however, that (i) nothing in this Section 7.2 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit at any time, and (ii) if Parent or the Surviving Corporation terminates any Plan, then the Continuing Employees shall be eligible to participate in the plans or arrangements of the Parent that provide benefits similar to the benefits provided under any such terminated Plan, as determined by Parent in its sole discretion. Nothing in this Section
7.2 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other subsidiary of Parent, and the employment of each Continuing Employee shall be "at will" employment, if permitted under applicable law. It is expressly agreed that the provisions of this Section 7.2 are not intended to be for the benefit of or otherwise enforceable by any third Person, including, without limitation, any employee of the Company, or any collective bargaining unit or employee organization.

         7.3      Registration.

                  (a) Parent agrees to file with the SEC a Registration Statement on Form S-3 (or any successor short form registration involving a similar amount of disclosure; or if then ineligible to use any such form, then any other available form of registration statement) (the

"Registration Statement") for a public offering of fifty percent (50%) of the Parent Common Shares issued to the Stockholder in connection with the Merger to be made on a continuous basis pursuant to Rule 415 of the Securities Act. Parent will use its commercially reasonable efforts to file such Registration Statement with SEC (subject to review of such Registration Statement by the Stockholder pursuant to Section 7.3(b)) within thirty (30) days after the Closing Date and to cause such Registration Statement to become effective (subject to review of such Registration Statement by the SEC) within ninety (90) days after the Closing Date; provided, however, that in the event that Parent is required to file financial statements of the Company pursuant to Item 7 of Form 8-K, Parent will use its commercially reasonable efforts to file such Registration Statement with SEC (subject to review of such Registration Statement by the Stockholder pursuant to Section 7.3(b)) within seventy-five (75) days after the Closing Date and to cause such Registration Statement to become effective (subject to review of such Registration Statement by the SEC) within one hundred twenty (120) days after the Closing Date; provided, further, that in the event that such Registration Statement is not subject to review by the SEC, Parent shall submit a request for acceleration to the SEC requesting that such Registration Statement become effective within five (5) business days after the date that the Company is first advised by the SEC, whether orally or in writing, that such Registration Statement shall not be subject to review. Once effective, the Registration Statement shall remain continuously effective until the earlier of
(i) two years after the Closing Date and (ii) such time as all of the Parent Common Shares registered thereunder and held by the Stockholder may be sold pursuant to Rule 144 promulgated under the Securities Act on a single day. Upon written notice to the Stockholder, Parent may, not more often than four times during any Parent fiscal year, suspend use of the Registration Statement for a period of up to thirty (30) days, provided, that no more than three such periods may occur consecutively, unless, in the good faith judgment of the Board of Directors of Parent, there is material nonpublic information the disclosure of which at that point in time would have a Material Adverse Effect on Parent. The Stockholder acknowledges that any sales of Parent Common Shares pursuant to the Registration Statement shall be subject to Parent's insider trading policy and procedures, as applicable.

                  (b) Each of the Company Parties covenants and agrees that it shall provide to Parent on a timely basis such consents, representations and information and execute such documents as may reasonably be required by Parent in connection with such Registration Statement. Parent will, prior to filing the Registration Statement or prospectus or any amendment or supplement thereto, furnish to the Stockholder copies of such Registration Statement and prospectus or any amendment or supplement thereto as proposed to be filed, together with exhibits thereto, which documents will be subject to review and approval by the Stockholder (such approval not to be unreasonably withheld or delayed).

                  (c) Parent shall pay all expenses of registration of the Parent Common Shares pursuant to Section 7.3(a), except brokerage commissions, legal expenses, and such other expenses as may be required by law to be paid by the Stockholder, which commissions and expenses shall be paid by the party by which such expenses are incurred.

                  (d) Parent will promptly notify the Stockholder upon the occurrence of any of the following events in respect of the Registration Statement or related prospectus: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement or amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of the Parent Common Shares registered pursuant to Section 7.3(a) for sale in any jurisdiction or the initiation of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that (or Parent otherwise becomes aware of any statement included in the Registration Statement, related prospectus or documents that is untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that), in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) Parent's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate (in which event Parent will promptly make available to the Stockholder any such supplement or amendment to the Registration Statement and, as applicable, the related prospectus).

                  (e) To the extent permitted by law, Parent will indemnify and hold harmless the Stockholder and each Person, if any, who controls the Stockholder within the meaning of the Securities Act, against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement, joint or several, to which any of them may become subject under the Securities Act or otherwise, insofar as such costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages liabilities or amounts paid in settlement (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained or expressly incorporated by reference in any such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Stockholder and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7.3(e) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld) nor shall Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary prospectus, final prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Stockholder or any person controlling the Stockholder.

                  (f) To the extent permitted by law, the Stockholder will indemnify and hold harmless Parent, its directors and its officers who have signed such Registration Statement and each Person, if any, who controls Parent within the meaning of the Securities Act against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement, joint or several, to which any of them may become subject under the Securities Act or otherwise, insofar as such costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages liabilities or amounts paid in settlement (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained or expressly incorporated by reference in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, or arise out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by the Stockholder expressly for use in connection with such registration; and the Stockholder will reimburse any legal or other expenses reasonably incurred by Parent or any such director, officer and controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. It is agreed that the indemnity agreement contained in this Section 7.3(f) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party (which consent shall not be unreasonably withheld).

                  (g)      If the indemnification provided for in Sections 7.3
(e) and (f) hereof is unavailable to a Person entitled to indemnification hereunder, then each Person that would have been an indemnifying party hereunder will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified person for which indemnification is provided herein in such proportion as is appropriate to reflect the relative fault of the indemnifying party and such indemnified party, respectively, in connection with the statements or omissions which resulted in the costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement underlying such indemnification obligations. Relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or such indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Parent and the Stockholder agree that it would not be just and equitable if contribution pursuant to this Section 7.3(g) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this
Section 7.3(g). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (h) Promptly after receipt by a party indemnified under this Section 7.3 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.3, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however that if the defendants in any such action include both the indemnified party and the indemnifying party and, under applicable standards of professional conduct, a conflict on any significant issue between the positions of the indemnified party and the indemnifying party exists, the indemnified party or parties shall have the right to select one separate law firm, at the indemnifying party's or parties' expense, to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The failure to notify any indemnifying party promptly of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 7.3, except to the extent that such indemnifying party is actually prejudiced thereby.

                  (i) Until two (2) years after the Closing Date, Parent will use its commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act and file on a timely basis with the SEC all information that it may be required to file under either of Section 13 or Section 15(d) of the Exchange Act and, so long as it is required to file such information, use its commercially reasonable efforts to maintain the availability of Rule 144 promulgated under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to the Parent Common Shares.

         7.4 Nasdaq Listing Application. Parent shall promptly prepare and submit to Nasdaq all reports, applications and other documents that may be necessary or desirable to authorize for listing on the Nasdaq National Market the Parent Common Shares issued to the Stockholder in connection with the Merger.

SECTION 8. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

         The obligations of each party to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment (or waiver by such party), prior to or at the Closing, of the following conditions precedent:

         8.1 Litigation; No Opposition. No judgment, injunction, order or decree enjoining or prohibiting any of Parent, MergerSub, the Company Parties or other parties to this Agreement or any of the agreements, documents and instruments contemplated hereby, from consummating the transactions contemplated hereby or thereby, shall have been entered and no suit, action or proceeding shall be pending or threatened at any time prior to or on the date of the Closing before or by any court or governmental body seeking to restrain or prohibit, or seeking material damages or other material relief in connection with, the execution and delivery of this Agreement or any of the agreements, documents and instruments contemplated hereby, or the consummation of the transactions contemplated hereby or thereby or which could reasonably be expected to have an Material Adverse Effect on the Company, MergerSub, the Surviving Corporation or Parent.

         8.2 Approvals. Except as otherwise specifically contemplated hereby, all actions by or in respect of, or filings with, any governmental body, agency, or official or authority required to permit the consummation of the transactions contemplated hereby other than the Second Merger (so that after the Closing the Surviving Corporation shall be able to carry on the Company's business in the manner now conducted) shall have been taken, made or obtained, and any and all other material permits, approvals, consents or other actions necessary to consummate the transactions hereunder, including, without limitation, the consent of the Company's stockholders, shall have been received or taken.

         8.3 Escrow Agreement. Parent, the Stockholder and the Escrow Agent shall have executed and delivered to the other parties thereto, the Escrow Agreement in substantially the form of Exhibit 1.4 attached hereto.

         8.4 Payoff Letter. The Company shall have received and delivered to Parent a copy of a payoff letter from Bank of America in an amount not to exceed $1,130,000 related to that certain Business Loan Agreement dated as of January 2, 2002, as amended from time to time, by and between Bank of America, N.A. and the Company and related promissory note.

         8.5 Employment Agreement. Triplett shall have entered into an Employment Agreement with Parent in the form attached hereto as Exhibit 8.5 (the "Triplett Employment Agreement"), and such Triplett Employment Agreement shall be in full force and effect.

SECTION 9. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGERSUB.

         The obligations of Parent and MergerSub to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment (or waiver by Parent), prior to or at the Closing, of the following conditions precedent:

         9.1 Representations and Warranties. Each of the representations and warranties of the Company Parties contained in this Agreement and in any Schedule or Exhibit attached hereto and in each other agreement, document, instrument or certificate contemplated hereby or otherwise made in writing by any of them or made by any person authorized by them to make representations on their behalf, shall be true and correct in all respects.

         9.2      [Intentionally Omitted]

         9.3 Delivery. Each Company Party shall have executed (where applicable) and delivered to Parent (or shall have caused to be executed and delivered to Parent by the appropriate person) the following:

                  (a) certified copies of resolutions of the board of directors and the shareholders of the Company authorizing the execution of this Agreement and each of the agreements, documents and instruments contemplated hereby to which the Company is a party;

                  (b) a copy of the Articles of Incorporation and By-Laws of the Company which, in the case of the Articles of Incorporation, is certified as of a recent date by the Secretary of State of the State of California;

                  (c) certificates issued by the appropriate Secretary of State of each state in which the Company does business certifying that the Company is in good standing in such state as of the most recent practicable date;

                  (d) true and correct copies of each of the agreements, documents and instruments contemplated hereby and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith;

                  (e) a certificate of the Secretary of the Company, certifying that the resolutions, Articles of Incorporation and By-Laws referenced in paragraphs (a) and (b) above are in full force and effect and have not been amended or modified, and that the officers of such corporation are those Persons named in the certificate;

                  (f) an opinion from Stradling Yocca Carlson & Rauth, in substantially the form of Exhibit 9.3(f) hereto;

                  (g) a "transferor's certificate of non-foreign status" as provided in the Treasury Regulations under Section 1445 of the Code outstanding in the form attached hereto as Exhibit 9.3(g) attached hereto from each of the Company, the Stockholder, Triplett and each deemed holder or beneficiary of the Stockholder;

                  (h) a copy of The Timothy and Deborah Triplett Family Trust under Declaration of Trust and Trust Agreement dated February 28, 1994; and

                  (i) a certificate of the Trustees, certifying that the Declaration of Trust and Trust Agreement referenced in paragraph (h) above is in full force and effect and has not been amended, modified or revoked, and that the Trustees of The Timothy and Deborah Triplett Family Trust under Declaration of Trust and Trust Agreement dated February 28, 1994 are those Persons named in the certificate.

         9.4 Release. The Stockholder shall have executed and delivered to Parent a release in substantially the form of Exhibit 9.4 attached hereto.

SECTION 10. CONDITIONS TO OBLIGATIONS OF THE COMPANY PARTIES.

         The obligations of the Company Parties to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment (or waiver by the Company), prior to or at the Closing, of the following conditions precedent:

         10.1 Representations and Warranties . Each of the representations and warranties of Parent or MergerSub contained in this Agreement and in any Schedule or Exhibit attached hereto and in the other agreements, documents or instruments contemplated hereby or otherwise made in writing by Parent or MergerSub or by any Person authorized by Parent or MergerSub to make representations on its behalf shall be true and correct in all respects.

         10.2 Delivery. Parent shall have executed and delivered to the Company, as applicable, the following:

                  (a) certified copies of resolutions of the board of directors of Parent authorizing the execution of this Agreement and each of the other agreements, documents or instruments contemplated hereby to which Parent is a party;

                  (b) a copy of the Certificate of Incorporation and By-Laws of Parent which, in the case of the Certificate of Incorporation, is certified as of a recent date by the Secretary of State of the State of Delaware;

                  (c) a certificate issued by the Secretary of State of the State of Delaware certifying that Parent is validly existing and in good standing in the State of Delaware as of the most recent practicable date;

                  (d) true and correct copies of each of the agreements, documents and instruments contemplated hereby to which Parent is a party, and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith by Parent;

                  (e) certified copies of resolutions of the board of directors and stockholder of MergerSub authorizing the execution of this Agreement and each of the other agreements, documents or instruments contemplated hereby to which MergerSub is a party;

                  (f) a copy of the Articles of Incorporation and By-Laws of MergerSub which, in the case of the Articles of Incorporation, is certified as of a recent date by the Secretary of State of the State of California;

                  (g) a certificate issued by the Secretary of State of the State of California certifying that MergerSub is validly existing and in good standing in the State of California as of the most recent practicable date;

                  (h) true and correct copies of each of the agreements, documents and instruments contemplated hereby to which MergerSub is a party, and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith by MergerSub;

                  (i) a certificate of the Secretary of Parent certifying that the resolutions, Certificate of Incorporation and By-laws in paragraphs (a) and (b) above are in full force and effect and have not been amended or modified, and that the officers of Parent are those Persons named in the certificate;

                  (j) a certificate of the Secretary of MergerSub certifying that the resolutions, Certificate of Incorporation and By-laws in paragraphs (e) and (f) above are in full force and effect and have not been amended or modified, and that the officers of MergerSub are those Persons named in the certificate; and

                  (k) an opinion from Goodwin Procter LLP in substantially the form of Exhibit 10.2(k) hereto.

SECTION 11. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         11.1 Survival of Representations, Warranties and Covenants. Each of the representations and warranties herein or in any agreement, document, instrument, schedule, exhibit or certificate required to be delivered pursuant to this Agreement are material, shall be deemed to have been relied upon by the other party and shall survive the Closing until the second anniversary of the date of the Closing, except for (a) the representations and warranties made in Sections 3.3, 3.5, 3.8, 3.13 or 4.1 and, to the extent it relates thereto,
Section 3.32, each of which shall survive until the expiration of the applicable statute of limitations, if any, and (b) the representations and warranties made in Section 3.27 and, to the extent it relates thereto, Section 3.32, which shall survive until the fifth (5th) anniversary of the Closing Date. The expiration of any representation or warranty shall not affect any claim made prior to the date of such expiration. All covenants herein not fully performed shall survive the Closing and continue thereafter until fully performed. Any investigation, audit or other examination that may have been made or may be made at any time by or on behalf of the party to whom any such representation or warranty is made shall not limit or diminish such representations and warranties, and the parties may rely on the representations and warranties set forth in this Agreement or in any agreement, document, instrument, schedule, exhibit or certificate required to be delivered pursuant to this Agreement irrespective of any information obtained by them by any investigation, audit or examination or otherwise.

         11.2 Regulatory Filings. Each of the Company Parties will cooperate with Parent to enable Parent, the Company, the Surviving Corporation, MergerSub and/or MergerSub2 to make any and all regulatory filings required by them with respect to any of them or the transactions contemplated hereby (including, by way of example and not of limitation, the filing of Tax Returns).

SECTION 12. INDEMNIFICATION.

         12.1     Indemnification by the Stockholder, Triplett and Mrs.
Triplett.

         The Stockholder, Triplett and Mrs. Triplett jointly and severally agree to indemnify and hold Parent and its subsidiaries and persons serving as officers and directors thereof (individually a "Parent Indemnified Party" and collectively the "Parent Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel and including all reasonable amounts paid in investigation, defense or settlement of the foregoing) (a "Loss" or "Losses"), as the same are incurred, which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                  (a) fraud, intentional misrepresentation or a deliberate or willful breach by any Company Party of any of their representations, warranties or covenants under this Agreement or any agreement, document, instrument, certificate, schedule or exhibit required to be delivered pursuant hereto;

                  (b) any breach of any representation or warranty of any Company Party under this Agreement or under any agreement, document, instrument, certificate, schedule or exhibit required to be delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach; and

                  (c) any breach of any covenant of any Company Party under this Agreement or under any agreement, document, instrument, certificate, schedule or exhibit required to be delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

         Notwithstanding anything herein to the contrary, amounts distributed from the Escrow Account to Parent pursuant to Section 1.6 above shall not be included in the calculation of Losses under this Section 12.

         12.2 Limitations On Indemnification by the Stockholder, Triplett and Mrs. Triplett. Notwithstanding the foregoing, the right of Parent Indemnified Parties to indemnification under Section 12.1 shall be subject to the following provisions:

                  (a) No indemnification shall be payable to a Parent Indemnified Party by the Stockholder, Triplett or Mrs. Triplett with respect to claims asserted pursuant to Section 12.1(b), unless the total of all claims for indemnification pursuant to Section 12.1 shall exceed $250,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof;

                  (b) No indemnification shall be payable to a Parent Indemnified Party by the Stockholder, Triplett or Mrs. Triplett with respect to claims asserted pursuant to Section 12.1(b) (exclusive of any claims for indemnification related to the representations and warranties set forth in Sections 3.3, 3.5, 3.8, 3.13, 3.27 or 4.1 and to the extent it relates thereto
Section 3.32) to the extent the cumulative amount of all Losses for which the Parent Indemnified Parties have been indemnified pursuant to this Section 12 exceeds $4,520,000 (the "Indemnification Cap");

                  (c) No indemnification shall be payable to a Parent Indemnified Party by the Stockholder, Triplett or Mrs. Triplett with respect to claims asserted pursuant to Section 12.1(b) related to the representations and warranties set forth in Sections 3.3, 3.5, 3.8, 3.13, 3.27 or 4.1 and to the extent it relates thereto Section 3.32 to the extent the cumulative amount of all Losses for which the Parent Indemnified Parties have been indemnified pursuant to this Section 12 exceeds $6,780,000; and

                  (d) No indemnification shall be payable to a Parent Indemnified Party by the Stockholder or Triplett with respect to claims asserted pursuant to Section 12.1(b) (exclusive of any claims for indemnification related to the representations and warranties set forth in Sections 3.3, 3.5, 3.8, 3.13,
3.27 or 4.1 and to the extent it relates thereto Section 3.32) after the second anniversary of the date of the Closing (the "Indemnification Cut-off Date"); provided, however, that such expiration shall not affect any claim with respect to which notice was given in the manner contemplated by Section 12.5 hereof prior to the Indemnification Cut-Off Date.

         12.3 Indemnification by Parent. Parent agrees to indemnify and hold the Stockholder harmless from and against any Losses, as the same are incurred, which may be sustained or suffered by the Stockholder arising out of or based upon any breach of any representation, warranty or covenant made by Parent in this Agreement or in any agreement, document, instrument, certificate, schedule or exhibit required to be delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

         12.4 Limitation On Indemnification by Parent. Notwithstanding the foregoing, the rights of the Stockholder to indemnification under Section 12.3 shall be subject to the following provisions:

                  (a) No indemnification shall be payable to the Stockholder by Parent with respect to claims asserted pursuant to Section 12.3 unless the total of all claims for indemnification pursuant to Section 12.3 shall exceed $250,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof;

                  (b) No indemnification shall be payable to the Stockholder by Parent with respect to claims asserted pursuant to Section 12.3 to the extent the cumulative amount of all Losses for which the Stockholder has been indemnified pursuant to this Section 12 exceeds the Indemnification Cap; and

                  (c) No indemnification shall be payable to the Stockholder by Parent with respect to claims asserted pursuant to Section 12.3 after the Indemnification Cut-Off Date; provided, however, that such expiration shall not affect any claim with respect to which notice was given in the manner contemplated by Section 12.5 hereof prior to the Indemnification Cut-Off Date.

         12.5 Notice; Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder, provided that if the party seeking indemnification is a Parent Indemnified Party it shall, at its option, either (a) provide notice of such claim to the Stockholder, Triplett and Mrs. Triplett contemporaneously or (b) provide notice of such claim to the party or parties from whom it elects to seek indemnification, acknowledge that it has not provided notice to all parties and acknowledge that the party or parties receiving such notice may elect to provide notice to all other parties. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within twenty (20) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within twenty (20) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised in writing by its counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. The indemnifying party may not compromise or settle such claim or liability unless the compromise or settlement includes a release of all liability against the indemnified party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

         12.6 Escrow Amount. At the Effective Time or as soon thereafter as practicable, the Escrow Amount shall be deposited in escrow with the Escrow Agent by Parent as provided in Section 1.4 hereof as a mechanism to satisfy potential claims for indemnification by Parent under Section 12.1. Any claims for indemnification against the Stockholder, Triplett and Mrs. Triplett pursuant to Section 12.1 hereof shall be satisfied first out of the Escrow Amount and then, to the extent such claim or claims exceed the Escrow Amount then available, by the Stockholder, Triplett and/or Mrs. Triplett directly.

         12.7 Insurance. The amount of any Losses for which indemnification may be received hereunder shall be reduced by the amount of insurance proceeds with respect to such claim actually received by the party seeking such indemnification (net of the costs of obtaining such insurance proceeds or any increase in premiums resulting therefrom). In connection with any claim for indemnification under this Agreement, the party seeking such indemnification must use its commercially reasonable efforts to seek reimbursement for any and all Losses from any applicable insurance coverage. The parties agree that any indemnification provided by this Agreement is not deemed to be insurance (whether primary, excess, or otherwise) for purposes of seeking reimbursement from the applicable insurance coverage.

SECTION 13. DEFINITIONS.

         13.1 Definitions. For purposes of this Agreement and the Exhibits and Schedules hereto, the following terms shall have the respective meanings set forth in this Section 13.1:

         "Accountant" shall have the meaning specified in Section 1.6 hereof.

         "Agreement" shall have the meaning specified in the preamble hereof.

         "Articles of Incorporation" shall have the meaning specified in Section
3.2 hereof.

         "Backlog" shall have the meaning specified in Section 3.31 hereof.

         "Base Balance Sheet" shall have the meaning specified in Section 3.7(a) hereof.

         "Business" shall have the meaning specified in Section 3.13(b) hereof; provided that for the purposes of Section 5.2 only "Business" shall have the meaning specified in Section 5.2(g) hereof.

         "California Law" shall mean the California General Corporation Law, as the same may be amended from time to time, and any successor to such act.

         "Cash Merger Value" shall have the meaning specified in Section 1.1(g)(iv) hereof.

         "Closing" shall have the meaning specified in Section 2.1 hereof.

         "Closing Date" shall have the meaning specified in Section 2.1 hereof.

         "Closing Statements" shall have the meaning specified in Section 1.6 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor to such code. For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

         "Company" shall mean American MSI Corporation, a California corporation.

         "Company Certificates" shall have the meaning specified in Section 1.2(a) hereof.

         "Company Common Stock" shall have the meaning specified in the preamble hereof.

         "Company Copyrights" shall have the meaning specified in Section 3.13(a) hereof.

         "Company Intellectual Property Assets" shall have the meaning specified in Section 3.13(b) hereof.

         "Company Marks" shall have the meaning specified in Section 3.13(a) hereof.

         "Company Parties" shall have the meaning specified in the preamble hereof.

         "Company Party" shall have the meaning specified in the preamble hereof.

         "Company Patents" shall have the meaning specified in Section 3.13(a) hereof.

         "Company Schedules" shall have the meaning specified in Section 3.1 hereof.

         "Company Shares" shall have the meaning specified in Section 4.1 hereof.

         "Company Trade Secrets" shall have the meaning specified in Section 3.13(a) hereof.

         "Confidential Information" shall have the meaning specified in Section 5.2(a) hereof.

         "Continuing Employees" shall have the meaning specified in Section 7.2 hereof.

         "Copyrights" shall have the meaning specified in Section 3.13(b) hereof.

         "Customer Information" shall have the meaning specified in Section 5.2(a) hereof.

         "Customers" shall have the meaning specified in Section 3.28 hereof.

         "Distributors" shall have the meaning specified in Section 3.28 hereof.

         "Effective Time" shall have the meaning specified in Section 1.1(c) hereof.

         "Employee Program" shall have the meaning specified in Section 3.22(f) hereof.

         "Employee Agreement" shall have the meaning specified in Section 8.4 hereof.

         "Employment Arrangement" shall have the meaning specified in Section 3.23(b) hereof.

         "Encumbrances" shall have the meaning specified in Section 3.6(a) hereof.

         "Environmental Law" shall have the meaning specified in Section 3.27(e) hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any successor to such act.

         "ERISA Affiliate" shall have the meaning specified in Section 3.22(f) hereof.

         "Escrow Account" shall have the meaning specified in Section 1.4 hereof.

         "Escrow Agent" shall have the meaning specified in Section 1.4 hereof.

         "Escrow Agreement" shall have the meaning specified in Section 1.4 hereof.

         "Escrow Amount" shall have the meaning specified in Section 1.4 hereof.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same may be amended from time to time, and any successor to such act.

         "Exhibits" shall mean the exhibits attached to and made a part of this Agreement.

         "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

         "Hazardous Material" shall have the meaning specified in Section 3.27(e) hereof.

         "Hazardous Waste" shall have the meaning specified in Section 3.27(e) hereof.

         "Indemnification Cap" shall have the meaning specified in Section 12.2 hereof.

         "Indemnification Cut-off Date" shall have the meaning specified in
Section 12.2(c) hereof.

         "Intellectual Property Assets" shall have the meaning set forth in
Section 3.13(b) hereof.

         "IRS" shall mean the Internal Revenue Service.

         "Leased Real Property" shall have the meaning specified in Section 3.6(a) hereof.

         "Loss" and "Losses" shall have the meaning specified in Section 12.1 hereof.

         "Marks" shall have the meaning specified in Section 3.13(b) hereof.

         "Material Adverse Effect" shall mean, with respect to a Person, (a) a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of such Person, other than any effect relating to (i) conditions in the economy in general, (ii) conditions in the industries in which such Person operates that are not specifically related to such Person, including legal, accounting or regulatory changes, or conditions, except if such Person is adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries, or (iii) the announcement of the Merger, or (b) a material adverse effect on the ability of such Person to perform its obligations under this Agreement..

         "Merger" shall have the meaning specified in the preamble hereof.

         "Merger Consideration" shall have the meaning specified in Section 1.1(g)(i) hereof.

         "Mergersub" shall have the meaning specified in the preamble hereof.

         "Mergersub2" shall have the meaning specified in the preamble hereof.

         "Mrs. Triplett" shall have the meaning specified in the preamble hereof.

         "Multiemployer Plan" shall have the meaning specified in Section 3.22(f) hereof.

         "Parent" shall mean Moldflow Corporation, a Delaware corporation, or any of its permitted assigns hereunder.

         "Parent Average Price Per Share" shall have the meaning specified in
Section 1.1(g)(iv) hereof.

         "Parent Certificates" shall have the meaning specified in Section 1.2(a) hereof.

         "Parent Common Shares" shall have the meaning specified in Section 1.2(a) hereof.

         "Parent Common Stock" shall mean Parent's common stock, par value $.01 per share.

         "Parent Indemnified Party" and "Parent Indemnified Parties" shall have the meaning specified in Section 12.1 hereof.

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

         "Parent Merger Stock Value" shall have the meaning specified in Section 1.1(g)(iv) hereof.

         "Partners" shall have the meaning specified in Section 3.28 hereof.

         "Patents" shall have the meaning specified in Section 3.13(b) hereof.

         "Per Share Cash Merger Consideration" shall have the meaning specified in Section 1.1(g)(iv) hereof.

         "Per Share Stock Merger Consideration" shall have the meaning specified in Section 1.1(g)(iv) hereof.

         "Permitted Encumbrances" shall have the meaning specified in Section 3.6(a) hereof.

         "Person" means any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

         "Plans" shall have the meaning specified in Section 7.2 hereof.

         "Products" shall have the meaning specified in Section 3.13(b) hereof.

         "Registration Statement" shall have the meaning specified in Section
7.3 hereof.

         "Schedules" shall mean the schedules attached to and made a part of this Agreement.

         "SEC" shall mean the Securities and Exchange Commission, or any successor agency thereto.

         "SEC Reports" shall have the meaning specified in Section 6.6 hereof.

         "Second Merger" shall have the meaning specified in the preamble hereof.

         "Securities Act" shall mean the Securities Act of 1933 and any successor to such act.

         "Stockholder" shall have the meaning specified in the preamble hereof.

         "Subsidiary" shall have the meaning specified in Section 3.4 hereof.

         "Suppliers" shall have the meaning specified in Section 3.29 hereof.

         "Surviving Corporation" shall have the meaning specified in Section 1.1(a) hereof.

         "Taxes" shall have the meaning specified in Section 3.8(a) hereof.

         "Tax Returns" shall have the meaning specified in Section 3.8(b) hereof.

         "Third Party Rights" shall have the meaning specified in Section 3.13(a) hereof.

         "Trade Secrets" shall have the meaning specified in Section 3.13(b) hereof.

         "Triplett" shall have the meaning specified in the preamble hereof.

         "Triplett Employment Agreement" shall have the meaning specified in
Section 8.5 hereof.

         "Trustees" shall have the meaning specified in Section 4.7 hereof.

SECTION 14. MISCELLANEOUS.

         14.1 Fees and Expenses. Parent shall pay its own expenses (including any legal fees and expenses incident to the negotiation and consummation of the transactions contemplated hereby) incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby. The Stockholder shall pay the Company's and the Stockholder's expenses (including any legal fees and expenses incident to the negotiation and consummation of the transactions contemplated hereby) incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby, other than the first $50,000 of such expenses which shall be paid by the Company or Parent.

         14.2     Dispute Resolution.

                  (a) Except with respect to injunctive relief, which may be sought in a court of competent jurisdiction, as more specifically set forth below, all disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor. The arbitration shall be held in a neutral location before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.

                  (b) The parties covenant and agree that the arbitration shall commence within one hundred twenty (120) days of the date on which any party files a written demand for arbitration hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three dispositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than fifteen (15) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

                  (c) The parties covenant and agree that they will participate in the arbitration in good faith, that they will share equally the fees and expenses of J.A.M.S./Endispute, Inc. and that they will each bear their own attorneys' fees and expenses, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable attorneys' fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This Section 14.2 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm or to enforce the provisions of
Section 5.2 hereof. The provisions of this Section 14.2 shall be enforceable in any court of competent jurisdiction. The prevailing party in any action for injunctive relief will be entitled to payment of reasonable attorneys' fees and expenses.

                  (d) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Massachusetts and California for the purposes of enforcing the arbitration provisions of this Section 14.2. Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of the venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail are made for the express benefit of the other parties hereto.

         14.3 Waivers. Any waiver of any terms or conditions or of the breach of any covenant, representation or warranty of this Agreement in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any provision hereof; provided, however, that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.

         14.4 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of California without regard to its conflict of laws provisions.

         14.5 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if sent by a recognized overnight delivery service, upon the next business day, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO PARENT OR MERGERSUB:                     Moldflow Corporation
                                            430 Boston Post Road
                                            Wayland, MA  01778
                                            Attn: Lori M. Henderson, Esq.
                                            Facsimile No.: (508) 358-5840

         with a copy to:                    Goodwin Procter LLP
                                            Exchange Place
                                            Boston, MA  02109-2881
                                            Attn: Stuart M. Cable, P.C.
                                                  David P. Lewis, Esq.
                                            Facsimile No.: (617) 523-1231

TO THE COMPANY:                             American MSI Corporation
                                            5245 Maureen Lane
                                            Moorpark, CA  93021
                                            Attn: Timothy Triplett
                                            Facsimile No.: (805) 523-0575

         with a copy to:                    Stradling Yocca Carlson & Rauth
                                            660 Newport Center Drive, Suite 1600
                                            Newport Beach, CA  92660
                                            Attn: Michael H. Mulroy, Esq.
                                            Facsimile No.: (949) 725-4100

TO THE STOCKHOLDER OR TRIPLETT:             690 Camino Manzanas
                                            Thousand Oaks, CA 91360
                                            Attn:  Timothy Triplett
                                            Facsimile No.: (805) 830-0397
         with a copy to:                    Stradling Yocca Carlson & Rauth
                                            660 Newport Center Drive, Suite 1600
                                            Newport Beach, CA  92660
                                            Attn:  Michael H. Mulroy, Esq.
                                            Facsimile No.: (949) 725-4100

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

         14.6 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement and the transactions contemplated hereby which were relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

         14.7 Assignability; Binding Effect. This Agreement or any of the obligations or rights hereunder may not be assigned by any of the Company Parties without the prior written consent of Parent. This Agreement shall be binding upon and enforceable by, and shall inure solely to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         14.8 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

         14.9 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed (a) in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and (b) by facsimile.

         14.10 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Parent and the Stockholder, or in the case of a waiver, the party waiving compliance.

         14.11 Publicity and Disclosures. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Parent and the Company, which consent shall not be unreasonably withheld, except as is otherwise required by applicable laws, rules and regulations (including, without limitation, the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder based on the advice of counsel).

         14.12 Consent to Jurisdiction. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the Commonwealth of Massachusetts and the State of California for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 14.5 hereof. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or in any other manner permitted by law and shall affect the right of a party to service legal process or to bring any action or proceeding in the courts of other jurisdictions.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

PARENT:                                         MOLDFLOW CORPORATION

                                                By: /s/ A. Roland Thomas
                                                    ----------------------------
                                                Name: A. Roland Thomas
                                                Title: President

COMPANY:                                        AMERICAN MSI CORPORATION

                                                By: /s/ Timothy L. Triplett
                                                    ----------------------------
                                                Name Timothy L. Triplett
                                                Title: President

MERGERSUB:                                      MF MERGER SUB I, INC.

                                                By: /s/ A. Roland Thomas
                                                    ----------------------------
                                                Name: A. Roland Thomas
                                                Title: President

STOCKHOLDER:                                    THE TIMOTHY AND DEBORAH
                                                TRIPLETT FAMILY TRUST UNDER
                                                DECLARATION OF TRUST AND TRUST
                                                AGREEMENT DATED FEBRUARY 28,1994


                                                By: /s/ Timothy L. Triplett
                                                    ----------------------------
                                                Name: Timothy L. Triplett
                                                Title: Co-Trustee

                                                By: /s/ Deborah A. Triplett
                                                    ----------------------------
                                                Name: Deborah A. Triplett
                                                Title: Co-Trustee

TRIPLETT:                                       /s/ Timothy L. Triplett
                                                --------------------------------
                                                Timothy L. Triplett

MRS. TRIPLETT:                                  /s/ Deborah A. Triplett
                                                --------------------------------
                                                Deborah A. Triplett

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]